Exhibit 10.1

Published CUSIP Number: 855031AE0

CREDIT AGREEMENT

dated as of November 4, 2010

STAPLES, INC.,

as the Borrower,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A.,

as Administrative Agent,

BARCLAYS CAPITAL and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

with

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL and

HSBC SECURITIES (USA) INC.

Having Acted as Joint Lead Arrangers and Joint Bookrunners

i

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Loan Request
Exhibit B	Form of Guaranty
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Swing Line Loan Request
Exhibit F	Form of Joinder Agreement

Schedule 1	Lenders
Schedule 2	Guarantors
Schedule 3	Mandatory Costs
Schedule 3.8	Transitional Letters of Credit
Schedule 5.3	Title to Properties, Leases
Schedule 5.7	Litigation
Schedule 5.11	Employee Benefit Plans
Schedule 5.13	Environmental Compliance
Schedule 5.15(a)	Subsidiaries
Schedule 5.15(b)	Joint Ventures and Partnerships
Schedule 5.16	Tax Payer Identification Numbers
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.3	Existing Investments
Schedule 18	Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of November 4, 2010, is by and among (a) STAPLES, INC. (the “Borrower”), a Delaware corporation having its principal place of business at 500 Staples Drive, Framingham, MA 01701, (b) BANK OF AMERICA, N.A. and the other lending institutions listed on Schedule 1 attached hereto (collectively, the “Lenders”), (c) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as the lender of Swing Line Loans, and as an Issuing Bank, (d) BARCLAYS CAPITAL and HSBC BANK USA, NATIONAL ASSOCIATION, as co-syndication agents for the Lenders (collectively, the “Co-Syndication Agents”) and as Issuing Banks, and (e) WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as co-documentation agents for the Lenders (collectively, the “Co-Documentation Agents”).

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1.       Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Adjustment Date.  The date which is three (3) Business Days after each Compliance Certificate is delivered by the Borrower pursuant to §§6.4(a) and (b) hereof.

Administrative Agent.  As defined in the preamble hereto.

Administrative Agent’s Head Office.  The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 18, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Administrative Agent’s Special Counsel.  Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Affiliate.  Any Person that would be considered to be an affiliate of a Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the Closing Date, if such Person were issuing securities.

Agents.  Collectively, (a) the Administrative Agent, (b) the Co-Syndication Agents and (c) the Co-Documentation Agents.

Agreement Currency.  See §27 hereof.

Alternative Currency. Each of the Euro, the Sterling, the Australian Dollar, the Canadian Dollar and each other currency (other than Dollars) that is approved in accordance with §1.4 hereof.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Sublimit. An amount equal to the lesser of the Total Commitment and $500,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Total Commitments.

Applicable Margin.  Initially, the Applicable Margin shall be the applicable rate per annum, corresponding to Level III set forth in the table below; thereafter, the Applicable Margin shall be in effect for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”) based on a determination of the Fixed Charge Coverage Ratio and the Senior Debt Rating by Moody’s and S&P.  The Fixed Charge Coverage Ratio shall be determined as at the end of the fiscal period for which financial statements and a Compliance Certificate have most recently been delivered to the Administrative Agent pursuant to §6.4 hereof and the Senior Debt Rating shall be determined as of the last day of the preceding Rate Adjustment Period.  The Applicable Margin shall be the applicable rate per annum, corresponding to the higher of the Levels set forth in the table below (with Level I being the highest level and Level V being the lowest level) corresponding to the Fixed Charge Coverage Ratio or the Senior Debt Rating.  In the event that the Level derived from the Senior Debt Ratings and the Level derived from the Fixed Charge Coverage Ratio are more than two Levels apart, the applicable Level for the Applicable Margin shall be the Level that is two Levels higher than the lower of the two Levels.  In the event that the Senior Debt Ratings assigned by Moody’s and S&P are not equivalent, the following criteria shall determine which Level shall be applicable to the Senior Debt Rating: (a) if the Senior Debt Ratings are one Level apart, the Level applicable to the Senior Debt Rating shall be the higher of the two Levels and (b) if the Senior Debt Ratings are more than one Level apart, the Level applicable to the Senior Debt Rating shall be one Level higher than the lower of the two Levels.

For purposes of clarity, the parties hereto acknowledge that (i) the Applicable Margin with respect to Eurocurrency Rate Loans shall be the rate per annum set forth in column D in the table below, (ii) the Applicable Margin with respect to Base Rate Loans shall be the rate per annum set forth in column E in the table below, (iii) the Facility Fee shall be the rate per annum set forth in column F in the table below, (iv) the Letter of Credit Fee with respect to standby Letters of Credit shall be the rate per annum set forth in column G in the table below and (v) the Letter of Credit Fee with respect to documentary Letters of Credit shall be the rate per annum set forth in column H in the table below.

A	B	C	D	E	F	G	H
Level	Fixed Charge Coverage Ratio	Senior Debt Rating	Eurocurrency Rate Loans	Base Rate Loans	Facility Fee	Standby Letter of Credit Fee	Documentary Letter of Credit Fee

I	> 4.00:1	S&P: A Moody’s: A2 or better	0.850%	0.000%	0.150%	0.850%	0.4250%

II	> 2.75:1 and < 4.00:1	S&P: A- Moody’s: A3 or better	1.075%	0.075%	0.175%	1.075%	0.5375%

III	> 2.50:1 and < 2.75:1	S&P: BBB+ Moody’s: Baa1 or better	1.275%	0.275%	0.225%	1.275%	0.6375%

IV	> 2.25:1 and < 2.50:1	S&P: BBB Moody’s: Baa2 or better	1.475%	0.475%	0.275%	1.475%	0.7375%

V	< 2.25:1	S&P: BBB- or lower Moody’s: Baa3 or lower	1.650%	0.650%	0.350%	1.650%	0.8250%

Notwithstanding the foregoing, if the Borrower fails to deliver any Compliance Certificate pursuant to §§6.4(a) or (b) hereof then, for the period commencing on the date such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin corresponding to Level V above.

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) to the extent then applicable to the Borrower or any of its Subsidiaries.

Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee Group.  Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Acceptance.  An Assignment and Acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by §17.2(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

Attributable Indebtedness.  On any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Australian Dollars.  Dollars in lawful currency of Australia.

Auto-Extension Letter of Credit. See §3.2(c) hereof.

Balance Sheet Date.  January 30, 2010.

Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.

Base Rate.  The highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans.  Any Revolving Credit Loans bearing interest calculated by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

Borrower.  As defined in the preamble hereto.

Borrower Materials.  See §6.4 hereof.

Business Day.  Any day on which banking institutions in New York, New York, are open for the transaction of banking business and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

Canadian Dollars.  Dollars in lawful currency of Canada.

Capital Stock.  With respect to any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity, any and all shares, interests, participations or other equivalent (however designated) of capital stock of such entity, any and all limited or general partnership interests and equivalent ownership interests in such entity, any and all warrants and options to purchase any of the foregoing, and any securities convertible into any of the foregoing.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Collateralize.  To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, as collateral for Unpaid Reimbursement Obligations plus the Maximum Drawing Amount, the Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or the Administrative Agent, as the case may be, shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Bank, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

CERCLA.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Closing Date.  The first date on which the conditions set forth in §9 hereof have been satisfied, which shall be no later than November 15, 2010.

Code.  The Internal Revenue Code of 1986.

Co-Documentation Agents.  As defined in the preamble hereto.

Co-Lead Arrangers.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, the investment banking division of Barclays Bank PLC and HSBC Securities (USA) Inc.

Commitment.  The agreement of each Lender, subject to the terms and conditions of this Credit Agreement, to make Revolving Credit Loans to, and to participate in Swing Line Loans and the issuance, extension and renewal of Letters of Credit for the account of, the Borrower.

Commitment Amount.  With respect to each Lender, the amount of such Lender’s Commitment set forth on Schedule 1 attached hereto, as the same may be increased or reduced from time to time in accordance with the terms of this Credit Agreement; or if the Total Commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 attached hereto as such Lender’s percentage of the Total Commitment, subject to adjustment as provided in §4.16.

Compliance Certificate.  See §6.4(a) hereof.

Confidential Information.  All information relating to the Borrower or any of its Subsidiaries that is labeled by the Borrower or such Subsidiary as confidential at the time such information is supplied by the Borrower or such Subsidiary to a Lender, other than information which (a) is public knowledge or generally available to the public, or (b) is obtained by any of the Lenders, whether prior to or after disclosure to such Lender by the Borrower or any of its Subsidiaries, from a source other than the Borrower or any of its Subsidiaries, provided that such information is not known by such Lender to have been disclosed by any party in violation of a confidentiality agreement with the Borrower or any of its Subsidiaries, any other obligation of nondisclosure with respect to the Borrower or any of its Subsidiaries or any applicable statutory or regulatory limitation imposed on the disclosure of such information.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Adjusted Funded Debt.  With respect to the Borrower and its Subsidiaries, as at any date of determination, on a consolidated basis, the aggregate of (a) Consolidated Total Funded Debt as of such date plus (b) (i) Rental Expense for the period of twelve consecutive months then ended multiplied by (ii) eight (8).

Consolidated EBIT.  For any period, consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deducting all expenses and other proper charges other than interest expense, taxes and any noncash nonrecurring charges, and excluding, without duplication, (a) all extraordinary and nonrecurring items of (i) income or (ii) cash losses in an aggregate amount not to exceed $100,000,000 on a cumulative basis from the Closing Date, as determined in accordance with GAAP and (b) all income or loss from any corporation, partnership, limited liability company, joint venture or other entity in which the Borrower or any of its Subsidiaries holds not more than a fifty percent (50%) ownership interest, as determined in accordance with GAAP; provided that there shall be further excluded in calculating consolidated net income (or deficit) for purposes of this definition, without duplication, any noncash (x) losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 142, (y) SFAS 123R expenses and (z) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, including any write-off of debt issuance costs incurred in connection with the closing of this Credit Agreement.

Consolidated Total Assets.  All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Total Funded Debt.  With respect to the Borrower and its Subsidiaries, as at any date of determination, on a consolidated basis, the aggregate (without duplication) of (a) all outstanding Indebtedness of the Borrower and its Subsidiaries relating to or in respect of (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds and standby letters of credit outstanding but excluding documentary letters of credit, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) any Synthetic Leases or any Capitalized Leases, and (iv) the Permitted Securitization Transactions, plus (b) all Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and Synthetic Leases, and including facility fees, commitment fees, usage fees, agency fees, balance deficiency fees, and similar fees or expenses in connection with the borrowing of money, as determined in accordance with GAAP.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Revolving Credit Loan in accordance with §2.9 hereof.

Co-Syndication Agents.  As defined in the preamble hereto.

Credit Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Defaulting Lender.  Subject to §4.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

Dollars or $.  Dollars in lawful currency of the United States of America.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate

(determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Domestic Subsidiary.  Any Subsidiary that is organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.9 hereof.

Eligible Assignee.  Any of (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Banks, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, and in the case of (ii), it being understood that it shall be reasonable for the Borrower to withhold such approval if the proposed Person does not have an investment grade rating).

EMU. The economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws.  Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

Environmental Notice.  Any notice to the Borrower or any of its Subsidiaries from any third party including, without limitation: any federal, state or local governmental authority, (a) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any Hazardous Substances which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding in connection with the release of Hazardous Substances.

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  Any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of §414(b) or (c) of the Code (and §§414(m) and (o) of the Code for purposes of provisions relating to §412 of the Code).

ERISA Event.  Any of: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to §4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in §4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under §4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under §4041 or §4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under §4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of §§430, 431 and 432 of the Code or §§303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under §4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Euro and EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Rate. (a) For any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

(b)           For any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Eurocurrency Rate Loans.  Any Revolving Credit Loans bearing interest calculated by reference to the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

Event of Default.  See §11.1 hereof.

Event of Termination.  Any “Event of Termination” or similar event under and as defined in any of the documents relating to any Securitization Transaction.

Excluded Taxes.  With respect to the Administrative Agent, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of §4.3.3(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under §4.12), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with clause (B) of §4.3.3(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to §4.3.3(a)(ii) or (c), or (iii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law, except for a change in law relating to the implementation of FATCA) to comply with clause (C) of §4.3.3(e)(ii) and is imposed with respect to the requirements of FATCA.

Existing Credit Agreement.  The Amended and Restated Revolving Credit Agreement dated as of October 13, 2006, as amended, by and among the Borrower, the lending institutions party thereto and Bank of America as administrative agent for such lending institutions.

Existing Letters of Credit.  See §3.8 hereof.

Facility Fee.  See §4.2.1 hereof.

FASB ASC.  The Accounting Standards Codification of the Financial Accounting Standards Board.

FATCA.  Sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

Fee Letter.  That certain fee letter dated as of October 8, 2010 by and among the Administrative Agent, Banc of America Securities LLC (now known as Merrill Lynch, Pierce, Fenner & Smith Incorporated) and the Borrower.

Federal Funds Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fixed Charge Coverage Ratio.  See §8.1 hereof.

Foreign Lender.  Any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an Issuing Bank) or any other Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan.  See §5.11(e) hereof.

Fronting Exposure.  At any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Unpaid Reimbursement Obligations and the Maximum Drawing Amount other than Unpaid Reimbursement Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Administrative Agent, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles.  Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Guaranties.  The Guaranty by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent, dated as of the date hereof, and each additional guaranty executed by a Subsidiary of the Borrower acquired or formed after the date hereof.

Guarantors.  Those Subsidiaries of the Borrower listed on Schedule 2 attached hereto, as such schedule may be modified from time to time in accordance with §4.14 hereof.

Hazardous Substances.  Any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Honor Date. See §3.3(a) hereof.

Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) net obligations under any Swap Contract; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) every obligation of such Person under any Synthetic Lease.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or obligation under any Synthetic Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Indemnified Taxes.  Taxes other than Excluded Taxes and Other Taxes.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof; (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, the last day of each 3 month period thereafter, and, in addition, the last day of such Interest Period; and (c) as to any Swing Line Loan, the day that such Swing Line Loan is required to be repaid.

Interest Period.  With respect to each Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar quarter, and (ii) for any Eurocurrency Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c)           if the Borrower shall fail to give notice as provided in §2.9 hereof, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(d)           any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(e)           any Interest Period relating to any Revolving Credit Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

ISP.  With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuing Bank.  Bank of America (or any subsidiary or Affiliate of Bank of America designated by Bank of America), Barclays Bank PLC (solely with respect to standby Letters of Credit) and HSBC Bank USA, National Association or such other Lenders as may be selected by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such other Lender, to issue Letters of Credit hereunder.  Nothing herein shall be deemed to restrict the right of an Issuing Bank to issue letters of credit outside of this Credit Agreement.

Joinder Agreements.  Joinder agreements in substantially the form of Exhibit F hereto pursuant to which Subsidiaries of the Borrower become parties to and agree to be bound by the provisions of the Guaranty as a Guarantor.

Judgment Currency.  See §27 hereof.

Lender Affiliate.  With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

Lenders.  As defined in the preamble hereto, which term shall include any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §17 hereof. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank and the Administrative Agent in its capacity as lender of the Swing Line Loans.

Lending Office.  As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter(s) of Credit.  Standby and documentary letters of credit issued by any Issuing Bank from time to time for the account of the Borrower hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

Letter of Credit Application.  An application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

Letter of Credit Fee.  See §3.9 hereof.

Letter of Credit Sublimit.  The lesser of $500,000,000 and the Total Commitment.

Loan Documents.  This Credit Agreement, the Notes, the Guaranties, the Joinder Agreements, the Fee Letter and any other documents delivered pursuant to this Credit Agreement.

Loan Request.  See §2.2 hereof.

Loans.  Revolving Credit Loans made or to be made by the Lenders to the Borrower pursuant to §2 hereof, including Swing Line Loans.

Mandatory Cost. With respect to any period, the percentage rate per annum determined in accordance with Schedule 3.

Margin Regulations.  See §5.12 hereof.

Material Securitization Transaction.  Any Securitization Transaction in an amount in excess of $75,000,000.

Material Subsidiary.  As of any date of determination, (a) any Guarantor and (b) any other Subsidiary with respect to which the aggregate book value of the assets of such Subsidiary equals or exceeds five percent (5%) of the Consolidated Total Assets as of such date.  A Subsidiary that is a Material Subsidiary at any date pursuant to clause (b) of this definition shall continue to be or be deemed to be a Material Subsidiary at all times thereafter, without regard to the results of any future re-determination pursuant to this definition.

Maturity Date.  November 4, 2014.

Maximum Drawing Amount.  On the date as of which the maximum drawing amount is to be determined, the Dollar Equivalent of the aggregate maximum amount which the beneficiaries may draw from time to time under Letters of Credit issued for the account of the Borrower pursuant to §3.1 hereof. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, the Maximum Drawing Amount of such Letter of Credit shall be the aggregate maximum amount so remaining available to be drawn.

Measurement Period.  See §8.1 hereof.

Moody’s.  Moody’s Investors Service, Inc.

Multiemployer Plan.  Any employee benefit plan of the type described in §4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

Multiple Employer Plan.  A Plan defined in §4064 of ERISA which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control.

Non-Extension Notice Date. See §3.2(c) hereof.

Notes.  Notes issued pursuant to §2.11.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred, or any of the Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

Obligor Group.  Collectively, the Borrower and the Guarantors (including any Subsidiary of the Borrower which as of any date of determination has become a Guarantor pursuant to the provisions of this Credit Agreement).

Other Taxes.  All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document, except for any Excluded Taxes.

Outstanding or outstanding.  With respect to the Loans, the Dollar Equivalent of the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate. For any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

Participant.  See §17.4 hereof.

Participating Member State. Each state so described in any EMU Legislation.

Pension Funding Rules.  The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, §412 of the Code and §302 of ERISA, each as in effect prior to the Pension Act and, thereafter, §§412, 430, 431, 432 and 436 of the Code and §§302, 303, 304 and 305 of ERISA.

Pension Plan.  Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under §412 of the Code.

Permitted Liens.  Liens, security interests and other encumbrances permitted under §7.2 hereof.

Permitted Securitization Transaction.  Any Securitization Transaction permitted by §7.1(s) hereof.

Person.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under §4 of ERISA.

Platform.  See §6.4 hereof.

Rate Adjustment Period.  See definition of Applicable Margin.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the applicable Issuing Bank on account of any drawing under any Letter of Credit.

Rental Expense.  All obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real property relating to retail stores, other than obligations in respect of Capitalized Leases and Synthetic Leases.

Related Parties  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Replacement Lender.  See §4.12 hereof.

Reportable Event.  Any of the events set forth in §4043(c) of ERISA, other than events for which the 30 day notice period has been waived under regulations in effect on the Closing Date.

Required Lenders.  As of any date, the Lenders holding more than fifty percent (50%) of the sum of the outstanding principal amount of the Revolving Credit Loans on such date plus the aggregate amount of risk participation with respect to the Maximum Drawing Amount plus the Unpaid Reimbursement Obligations on such date and the participation with respect to the outstanding principal amount of Swing Line Loans on such date (collectively, the “Total Outstandings”); and if no such principal and/or participation is outstanding, the Lenders whose aggregate Commitment Amounts constitute more than fifty percent (50%) of the Total Commitment; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Revaluation Date.  With respect to (a) any Revolving Credit Loan, each of the following: (i) each date of a borrowing of a Eurocurrency Rate Loan denominated in an Alternative

Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to §2.9.2 hereof, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders or the Borrower shall require and (b) any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders or the Borrower shall require.

Revolver Period.  The period beginning on the Closing Date to and including the day immediately preceding the Maturity Date.

Revolving Credit Loans.  One or more revolving credit loans funded by the Lenders in accordance with their respective Commitment Percentages.

Same Day Funds. (a) With respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

S&P.  Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Securitization Transaction.  Any receivables securitization transaction or other financing of any special purpose receivables Subsidiary of the Borrower entered into and/or guaranteed by the Borrower and/or any of its Subsidiaries in effect from time to time.

Senior Debt Rating.  The rating issued by S&P or Moody’s with respect to unsecured Indebtedness of the Borrower not maturing within twelve months, issued without third-party credit enhancement, and not subordinated by its term in right of payment to other Indebtedness of the Borrower.  In the event that no such ratings are available on such unsecured Indebtedness of the Borrower, the Senior Debt Rating shall be the rating implied, in the reasonable discretion of the Administrative Agent, to such unsecured Indebtedness by reference to such other Indebtedness of the Borrower as shall be so rated.

Senior Debt Rating Threshold.  “BBB-” assigned by S&P and “Baa3” assigned by Moody’s, in each case, with a stable outlook.

SFAS 123R.  Financial Accounting Standards Board Statement No. 123 (revised 2004), Share Based Payment, as amended or revised from time to time.

Special Notice Currency. At any time, an Alternative Currency, other than the currency of a country that (a) is a member of the Organization for Economic Cooperation and Development and (b) is located in North America or Europe at such time.

Spot Rate. For a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Sterling and £. The lawful currency of the United Kingdom.

Stockholders’ Equity.  As at any date of determination, the sum of (a) the capital accounts including common stock and preferred stock, but excluding treasury stock of the Borrower plus (b) the earned surplus and capital surplus of the Borrower (excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52), as determined in accordance with GAAP.

Subordinated Debt.  Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Required Lenders in writing.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock and the accounts of which are consolidated with such designated parent in accordance with GAAP.

Substituted Lender.  See §4.12 hereof.

Swap Contract. Any and all (a) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value.  In respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Swing Line Loan Maturity Date.  With respect to any Swing Line Loan, the date specified by the Borrower in the Swing Line Loan Request relating thereto as the maturity date of such Swing Line Loan, which in no event shall be later than the earlier to occur of (a) ten (10) days after the Drawdown Date of such Swing Line Loan and (b) the Maturity Date.

Swing Line Loan Request.  See §2.10.1 hereof.

Swing Line Loans.  See §2.10.1 hereof.

Swing Line Sublimit.  $100,000,000.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment.  The sum of the Commitment Amounts of the Lenders (including any Defaulting Lender), as in effect from time to time.  The Total Commitment as of the Closing Date is $1,000,000,000.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

Unpaid Reimbursement Obligation.  The Dollar Equivalent of any Reimbursement Obligation for which the Borrower has not reimbursed the applicable Issuing Bank.

Unreimbursed Amount. See §3.3(a) hereof.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

§1.2.       Rules of Interpretation

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           The words “include”, “includes” and “including” are not limiting.

(f)            All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(g)           Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(h)           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(i)            Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(j)            This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, additive and are to be performed in accordance with the terms thereof.

(k)           This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

§1.3.       Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans, Maximum Drawing Amounts and Reimbursement Obligations denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b)           Wherever in this Credit Agreement in connection with a making, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but, such Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such minimum or maximum amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

§1.4.       Additional Alternative Currencies.

(a)           The Borrower may from time to time request that Eurocurrency Rate Loans be made or Letters of Credit issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), twenty (20) Business Days prior to the date of the desired Loan or issuance of Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof.  Each Lender (in the case of a request pertaining to Eurocurrency Rate Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Eurocurrency Rate Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.4, the Administrative Agent shall promptly so notify the Borrower.

§1.5.       Change of Currency.

(a)           Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Rate Loan, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

§1.6.       Letter of Credit Amounts.  Unless otherwise specified herein, the Maximum Drawing Amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the Maximum Drawing Amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

§1.7.       Accounting Terms.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend the definitions of Consolidated Adjusted Funded Debt, Consolidated EBIT, Consolidated Total Funded Debt, Consolidated Total Interest Expense or Indebtedness or any provision in §8 (including the components of the calculations in these definitions and provisions and the thresholds required by such provisions) to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such definition or provision for such purpose), then the Borrower’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrower and the Required Lenders and, provided further that (and notwithstanding anything to the contrary contained herein), unless the Borrower gives notice to the Administrative Agent that the Borrower has elected to proceed in accordance with the immediately prior proviso, the definitions of Consolidated Adjusted Funded Debt, Consolidated EBIT, Consolidated Total Funded Debt, Consolidated Interest Expense and Indebtedness and all provisions of §8, to the extent in each case that they relate to the accounting for leases, shall be calculated and the Borrower’s compliance with such provisions shall be determined on the basis of GAAP in effect as of the date of this Credit Agreement, without giving effect to any subsequent change.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

§2.          THE REVOLVING CREDIT FACILITY.

§2.1.       Commitment to Lend Revolving Credit Loans.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees from time to time during the Revolver Period to make Revolving Credit Loans to the Borrower in Dollars or in one or more Alternative Currencies and in such amounts as are requested by the Borrower; provided, that the sum of the aggregate principal amount of Revolving Credit Loans made by each Lender (after giving effect to all amounts requested) shall not at any time exceed such Lender’s Commitment Amount; and provided, further, that (a) at no time shall the sum of, without duplication, (i) the Dollar Equivalent of the outstanding Revolving Credit Loans, plus (ii) the outstanding Swing Line Loans, plus (iii) the Maximum Drawing Amount, plus (iv) all Unpaid Reimbursement Obligations exceed the Total Commitment, (b) at no time shall the sum of, without duplication, (i) the Dollar Equivalent of the aggregate outstanding Loans denominated in Alternative Currencies plus (ii) the Maximum Drawing Amount of all Letters of Credit denominated in Alternative Currencies plus (iii) all Unpaid Reimbursement Obligations with respect to Letters of Credit denominated in Alternative Currencies exceed the Alternative Currency Sublimit and (c) subject to §2.4.1, at all times the Dollar Equivalent of the outstanding aggregate principal amount of all Revolving Credit Loans made by each Lender shall equal such Lender’s Commitment Percentage of the outstanding Revolving Credit Loans made by all Lenders pursuant to the terms of this Credit Agreement.  Subject to the terms and conditions set forth in this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans from time to time during the Revolver Period upon notice by the Borrower to the Administrative Agent given in accordance with §2.2 hereof.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §§9 and 10 hereof, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §10 hereof, in the case of all other Revolving Credit Loans, shall have been satisfied on the date of such request.

§2.2.       Requests for Revolving Credit Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit A attached hereto (or telephonic notice confirmed in a writing in the form of Exhibit A attached hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) not later than (a) 12:00 noon (New York time) on the proposed Drawdown Date of any Base Rate Loan, (b) 12:00 noon (New York time) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan that is denominated in Dollars and (c) 12:00 noon (New York time) four (4) Business Days (or five (5) Business Days in the case of Loans denominated in Australian Dollars or a Special Notice Currency) prior to the proposed Drawdown Date of any Eurocurrency Rate Loan that is denominated in Alternative Currencies.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan, (iv) the Type of such Revolving Credit Loan and (v) the currency of such Revolving Credit Loan. If the Borrower fails to specify a currency in a Loan Request, then the Loan so requested shall be made in Dollars.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Loan Request shall be (A) in a minimum aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and (B) in a minimum aggregate amount of $5,000,000 or an integral multiple of $l,000,000 with respect to Eurocurrency Rate Loans.

§2.3.       Intentionally Omitted.

§2.4.       Funds for Revolving Credit Loans.

§2.4.1.    Funding Procedures.  Each of the relevant Lenders will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in Same Day Funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans not later than 1:30 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans denominated in Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loans denominated in an Alternative Currency.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§9 and 10 hereof and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the relevant Lenders.  The failure or refusal of any Lender to make available to the Administrative Agent its Commitment Percentage of the requested Revolving Credit Loans on any Drawdown Date shall not excuse any other Lender from making available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

§2.4.2.    Advances by Administrative Agent.

(a)           The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this §2.4.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date and the Borrower may take the actions permitted under §4.12 hereof to replace such Lender.  Any payment by the Borrower to the Administrative Agent of any Revolving Credit Loans pursuant to this §2.4.2 shall be deemed to be a payment to the Administrative Agent in respect of the advances made by the Administrative Agent in respect of the Revolving Credit Loans that were to be made by the Lender that failed to make such Revolving Credit Loans.

(b)           Unless the Borrower has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender.  If and to the extent that such payment was not in fact made to the Administrative Agent by the Borrower in Same Day Funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect.

(c)           A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under §§2.4.2(a) and (b) shall be conclusive, absent manifest error.

§2.5.       Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time prior to the Maturity Date upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by $5,000,000 or any whole multiple of $1,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitment Amount of each Lender shall be reduced pro rata in accordance with its Commitment Percentage by the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.5, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of the Facility Fee then accrued on the amount of the reduction.  No reduction or termination of the Total Commitment may be reinstated.

§2.6.       Maturity and Other Mandatory Repayments of Revolving Credit Loans.

(a)           The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding to the Borrower on such date, together with any and all accrued and unpaid interest thereon.

(b)           If at any time the Administrative Agent notifies the Borrower that the sum, without duplication, of (i) the Dollar Equivalent of the outstanding aggregate principal amount of the Revolving Credit Loans plus (ii) the outstanding aggregate principal amount of Swing Line Loans plus (iii) the Maximum Drawing Amount plus (iv) all Unpaid Reimbursement Obligations is equal to or exceeds an amount equal to 102% of the Total Commitment, then the Borrower shall, within two (2) Business Days after receipt of such notice, pay to the Administrative Agent an amount sufficient to reduce the sum of clauses (i)-(iv) as of such date of payment to an amount not to exceed 100% of the Total Commitment then in effect, such payment to be applied to the Revolving Credit Loans or Unpaid Reimbursement Obligations for the respective accounts of the Lenders.

(c)           If at any time the Administrative Agent notifies the Borrower that the sum, without duplication, of (i) the Dollar Equivalent of the outstanding aggregate principal amount of the Revolving Credit Loans plus (ii) the outstanding aggregate principal amount of Swing Line Loans plus (iii) the Maximum Drawing Amount plus (iv) all Unpaid Reimbursement Obligations exceeds an amount equal to 100% of the Total Commitment, but is less than 102%, then the Borrower shall, within five (5) Business Days after receipt of such notice, pay to the Administrative Agent an amount sufficient to reduce the sum of clauses (i)-(iv) as of such date of payment to an amount not to exceed 100% of the Total Commitment then in effect, such payment to be applied to the Revolving Credit Loans or Unpaid Reimbursement Obligations for the respective accounts of the Lenders.

(d)           If at any time the Administrative Agent notifies the Borrower that the sum, without duplication, of (i) the Dollar Equivalent of the outstanding aggregate principal amount of the Revolving Credit Loans denominated in Alternative Currencies plus (ii) the Maximum Drawing Amount of all Letters of Credit denominated in Alternative Currencies plus (iii) all Unpaid Reimbursement Obligations with respect to Letters of Credit denominated in Alternative

Currencies exceeds an amount equal to 102% of the Alternative Currency Sublimit, then the Borrower shall, within two (2) Business Days after receipt of such notice, pay to the Administrative Agent an amount sufficient to reduce the sum of clauses (i)-(iii) as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect, such payment to be applied to such Revolving Credit Loans or Unpaid Reimbursement Obligations for the respective accounts of the Lenders.

(e)           If at any time the Administrative Agent notifies the Borrower that the sum, without duplication, of (i) the Dollar Equivalent of the outstanding aggregate principal amount of the Revolving Credit Loans denominated in Alternative Currencies plus (ii) the Maximum Drawing Amount of all Letters of Credit denominated in Alternative Currencies plus (iii) all Unpaid Reimbursement Obligations with respect to Letters of Credit denominated in Alternative Currencies exceeds an amount equal to 100% of the Alternative Currency Sublimit, but is less than 102%, then the Borrower shall, within five (5) Business Days after receipt of such notice, pay to the Administrative Agent an amount sufficient to reduce the sum of clauses (i)-(iii) as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect, such payment to be applied to such Revolving Credit Loans or Unpaid Reimbursement Obligations for the respective accounts of the Lenders.

(f)            So long as no Event of Default has occurred and is continuing, each prepayment of Revolving Credit Loans shall, subject to §4.16, be allocated among the Lenders, in proportion, as nearly as practicable to the respective unpaid principal amount of the Revolving Credit Loans made by each Lender, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

§2.7.       Optional Repayments of Revolving Credit Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial repayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §2.7 may be made only on the last day of the Interest Period relating thereto unless the Borrower pays each Lender in accordance with §4.10, the costs and expenses incurred by such Lender as a result of the repayment of such Eurocurrency Rate Loan on a day other than the last day of the Interest Period relating thereto.  The Borrower shall give the Administrative Agent prior written notice no later than (a) 1:00 p.m. (New York time) on the date of any proposed repayment pursuant to this §2.7 of Base Rate Loans, (b) 1:00 p.m. (New York time), three (3) Business Days prior to any proposed repayment pursuant to this §2.7 of Eurocurrency Rate Loans denominated in Dollars, and (c) 1:00 p.m. (New York time), four (4) Business Days (or five (5), in the case of prepayment of Eurocurrency Rate Loans denominated in Australian Dollars or Special Notice Currencies) prior to any proposed repayment pursuant to this §2.7 of Eurocurrency Rate Loans denominated in an Alternative Currency, in each case specifying the proposed date of repayment of such Revolving Credit Loans and the principal amount to be repaid.  Each such partial repayment of the Revolving Credit Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans.  Each partial repayment of Revolving Credit Loans shall, subject to §4.16, be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of the Revolving Credit Loans made by each Lender being repaid, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

§2.8.       Interest on Revolving Credit Loans.  (a) During the Revolver Period, except as otherwise provided in §4.11 hereof,

(i)            each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin; and

(ii)           each Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender which is denominated in an Alternative Currency and is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(b)           The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date applicable with respect thereto.

§2.9.       Conversion Options.

§2.9.1.    Conversion to Different Type of Revolving Credit Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan denominated in Dollars to a Base Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Eurocurrency Rate Loan denominated in an Alternative Currency to a Base Rate Loan, the Borrower shall give the Administrative Agent at least four (4) Business Days’ (or five (5) Business Days in the case of Loans denominated in Australian Dollars or a Special Notice Currency) prior written notice of such election; (c) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan denominated in Dollars, the Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (d) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan denominated in an Alternative Currency, the Borrower shall give the Administrative Agent at least four (4) Business Days’ (or five (5) Business Days in the case of Loans denominated in Australian Dollars or a Special Notice Currency) prior written notice of such election; (e) unless the Borrower complies with §4.10, with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (f) no Base Rate Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing, and during the continuance of any Default or Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Lending

Office for domestic loans or its Lending Office for Eurocurrency Rate Loans, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower. Notwithstanding the foregoing, no Loan may be converted into a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

§2.9.2.    Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.9.1 hereof; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to continuation of a Eurocurrency Rate Loan as such, than such Eurocurrency Rate shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto; provided, however, that in the case of a failure to timely request a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  The Administrative Agent shall notify the Lenders and the Borrower promptly when any such automatic conversion contemplated by this §2.9.2 is scheduled to occur.

§2.9.3.    Eurocurrency Rate Loans.  Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  No more than six (6) Eurocurrency Rate Loans having different Interest Periods may be outstanding at any time.

§2.10.     The Swing Line.

§2.10.1.         The Swing Line Loans.  Subject to the terms and conditions hereinafter set forth, the Administrative Agent, in reliance upon the agreements of the other Lenders set forth in this §2.10, may in its sole discretion make loans in Dollars to the Borrower (the “Swing Line Loans”) on any Business Day prior to the Maturity Date in an aggregate principal amount not to exceed the Swing Line Sublimit at any one time outstanding.  Each Swing Line Loan shall be in a minimum amount equal to $1,000,000 or an integral multiple thereof.  Notwithstanding any other provisions of this Credit Agreement and in addition to the limit set forth above, at no time shall the aggregate principal amount of all outstanding Swing Line Loans exceed the remainder of (a) the Total Commitment then in effect minus (b) the sum of, without duplication, (i) the Dollar Equivalent of the aggregate principal amount of all

Revolving Credit Loans outstanding, plus (ii) the Maximum Drawing Amount, plus (iii) all Unpaid Reimbursement Obligations.

§2.10.2.         Notice of Borrowing.  When the Borrower desires the Administrative Agent to make a Swing Line Loan, it shall send to the Administrative Agent written notice in the form of Exhibit E hereto (or telephonic notice confirmed in a writing in the form of Exhibit E hereto) of each Swing Line Loan requested hereunder (a “Swing Line Loan Request”) not later than 2:00 p.m. (New York time) on the proposed Drawdown Date of any Swing Line Loan.  Each such Swing Line Loan Request shall set forth the principal amount of the proposed Swing Line Loan and the Swing Line Loan Maturity Date relating to such Swing Line Loan, which shall in no event be later than Maturity Date.  Each Swing Line Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to borrow the Swing Line Loan from the Administrative Agent on the proposed Drawdown Date thereof.  Upon satisfaction of the applicable conditions set forth in this Credit Agreement, on the proposed Drawdown Date the Administrative Agent shall, in its sole discretion, make the Swing Line Loan available to the Borrower no later than 3:00 p.m. (New York time) on the proposed Drawdown Date by crediting the amount of the Swing Line Loan to the account specified by the Borrower; provided that the Administrative Agent shall not advance any Swing Line Loans after it has received notice from any Lender that a Default or Event of Default has occurred and stating that no new Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement.

§2.10.3.         Interest on Swing Line Loans.  Each Swing Line Loan shall, except as otherwise provided in §4.11 hereof, bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to the Base Rate plus the Applicable Margin, which shall be paid on each Interest Payment Date for Base Rate Loans.

§2.10.4.         Repayment of Swing Line Loans.  The Borrower absolutely and unconditionally promises to pay each outstanding Swing Line Loan on or prior to the Swing Line Loan Maturity Date relating thereto.  Upon notice by the Administrative Agent on any Business Day following the Swing Line Loan Maturity Date relating to each Swing Line Loan, in the event that the Borrower has not repaid such Swing Line Loan, each of the Lenders hereby agrees to make Revolving Credit Loans to the Borrower constituting Base Rate Loans, on the next succeeding Business Day following such notice, in an amount equal to such Lender’s Commitment Percentage of the aggregate amount of all Swing Line Loans outstanding and overdue.  The proceeds thereof shall be applied directly by the Administrative Agent to repay outstanding Swing Line Loans.  Each Lender hereby absolutely, unconditionally and irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice as set forth above, notwithstanding (a) that the amount of such Revolving Credit Loan may not comply with the applicable minimums set forth herein, (b) the failure of the Borrower to meet the applicable conditions set forth herein, (c) the occurrence or continuance of a Default or an Event of Default hereunder, and (d) the Total Commitment in effect at such time.  In the event that it is impracticable for such Revolving Credit Loan to be made for any reason on the date otherwise required above, then each Lender hereby agrees that it shall forthwith purchase (as of the date such Revolving Credit Loan would have been made, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Administrative Agent, and the Administrative Agent shall sell to each Lender, such participations in the Swing

Line Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the Lender’s to share in such Swing Line Loans pro rata based on their respective Commitment Percentages (without regard to any termination of the Total Commitment hereunder) by making available to the Administrative Agent an amount equal to such Lender’s participation in the Swing Line Loans; provided that (i) all interest payable on the Swing Line Loans (other than interest received by the Administrative Agent pursuant to clause (ii)) shall be for the account of the Administrative Agent as a funding and administrative fee until the date as of which the respective participation is purchased, and (ii) at the time any purchase of such participation is actually made, the purchasing Lender shall be required to pay the Administrative Agent interest on the principal amount of the participation so purchased for each day from and including the date such Loan would otherwise have been made until the date of payment for such participation at the rate of interest then applicable to such Swing Line Loans during such period.  The Borrower shall have the right, at its election, to repay the outstanding amount of a Swing Line Loan, as a whole or in part, at any time without penalty or premium.

§2.11.     Evidence of Debt.

(a)           The Loans made by each Lender and the Letters of Credit issued or extended by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made and the Letters of Credit issued or extended by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note (a “Note”), which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

§2.12.     Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may from time to time, request an increase in the

Total Commitment by an amount (for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $20,000,000, and (ii) the Borrower may make a maximum of three such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment Amount and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Banks and the lender of the Swing Line Loans (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  An increase in the Total Commitment pursuant to this §2.12 and any amendments to this Credit Agreement made solely to evidence such increase shall not require the consent of any Lender not participating in such increase.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each member of the Obligor Group dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an authorized officer of such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, no Default or Event of Default exists.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to §4.10) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitment Amounts under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in §24 to the contrary.

§3.          LETTERS OF CREDIT.

§3.1.       Letters of Credit.

(a)           Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this §3, (A) from time to time on any Business Day during the period from the Closing Date until the day that is ten (10) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with §3.2 below, and (B) to honor drawings under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that (w) at no time shall the Maximum Drawing Amount of all Letters of Credit outstanding exceed the Letter of Credit Sublimit or, if less, the Total Commitment, (x) at no time shall the sum of (1) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans outstanding, plus (2) the aggregate principal amount of all Swing Line Loans outstanding, plus (3) the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceed the Total Commitment then in effect, (y) except to the extent otherwise agreed by an Issuing Bank in its sole discretion and solely as to itself, at no time shall the sum of the Maximum Drawing Amount of all Letters of Credit outstanding and issued by any Issuing Bank plus all Unreimbursed Amounts owing to such Issuing Bank exceed $250,000,000 in the aggregate, and (z) subject to §2.6 hereof, at no time shall the sum of (I) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans denominated in Alternative Currencies outstanding plus (II) the aggregate Maximum Drawing Amount of all Letters of Credit denominated in Alternative Currencies and all Unpaid Reimbursement Obligations with respect to Letters of Credit denominated in Alternative Currencies exceed the Alternative Currency Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or will expire or that have been drawn upon and reimbursed.

(b)           No Issuing Bank shall issue any Letter of Credit, if:

(i)            subject to §3.2(c), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(ii)           the expiry date of such requested Letter of Credit would occur after the date that is ten (10) days prior to the Maturity Date, unless all the Lenders have approved such expiry date.

(c)           No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to any document relating thereto or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii)           the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iii)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(iv)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(v)           such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(vi)          any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s Fronting Exposure (after giving effect to §4.16(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued, the Maximum Drawing Amount of all Letters of Credit then outstanding and all other Unpaid Reimbursement Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(d)           No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e)           No Issuing Bank shall be under any obligation to amend any Letter of Credit if such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f)            Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in §13 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the documents related thereto pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §13 included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

§3.2.       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension of Letters of Credit.

(a)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Borrower.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than (A) 11:00 a.m. (New York time) at least five (5) Business Days (provided that such Issuing Bank shall use its commercially reasonable efforts to issue such Letter of Credit within two (2) Business Days following its receipt of any written request therefor) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) 11:00 a.m. (New York time) at least eight (8) Business Days (provided that such Issuing Bank shall use its commercially reasonable efforts to issue such Letter of Credit within five (5) Business Days following its receipt of any written request therefor) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case, such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as such Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may reasonably require.  Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any documents relating thereto, as such Issuing Bank or the Administrative Agent may reasonably require.

(b)           Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §10 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such

Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c)           If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders, except as provided below, shall be deemed to have authorized (but may not require) the applicable Issuing Bank, and such Issuing Bank, except as provided below, shall have agreed, to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is ten (10) days prior to the Maturity Date; provided, however, that such Issuing Bank shall not permit such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause §3.1(b) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension (but only if such election is consistent with the terms of the applicable Letter of Credit and the Borrower would not be entitled to the issuance of such Letter of Credit in its revised forms (as extended) under the terms thereof) or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in §10 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

§3.3.       Drawings and Reimbursements.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar

Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (New York time) (or in the event the Borrower has not been notified of such drawing prior to such time, within two hours of receipt of such notice) on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuing Bank to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date and the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in §2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in §10 (other than the delivery of a Loan Request).  Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this §3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)           Each Lender shall upon any notice pursuant to §3.3(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s Head Office for Dollar-denominated payments, an amount equal to its Commitment Percentage times the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §3.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in Dollars.

(c)           With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan on the Honor Date because the conditions set forth in §10 cannot be satisfied or for any other reason, such amount shall be an Unpaid Reimbursement Obligation, which Unpaid Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to §3.3(b) shall be deemed payment in respect of its reimbursement obligation in satisfaction of its participation obligation under this §3.3.

(d)           Until each Lender funds its Loan or reimbursement obligation pursuant to this §3.3 to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such Issuing Bank.

(e)           Each Lender’s obligation to make Loans or payments with respect to its reimbursement obligation under this §3.3 to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower, any Subsidiary of such Issuing Bank or the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this §3.3 is subject to the conditions set forth in §10 (other than delivery by the Borrower of a Loan Request).  No such payment of any Lender’s reimbursement obligations under this §3.3 shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit issued by such Issuing Bank, together with interest as provided herein.

(f)            If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §3.3 by the time specified in §3.3(b), then, without limiting the other provisions of this Credit Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing, or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

§3.4.       Repayment of Participations.  At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s payment in respect of its reimbursement obligation under §3.3, if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s reimbursement obligation under §3.3 was outstanding) in Dollars and in the same funds as those received by the Administrative Agent. If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to §3.3(a) is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

§3.5.       Obligations Absolute.  The obligation of the Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit such Issuing Bank has issued shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(a)           any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary of the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)           any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any insolvency law;

(e)           any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or

(f)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary of the Borrower provided that nothing in this §3.5 shall impair the rights of the Borrower under §3.6.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

§3.6.       Role of Issuing Banks.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the

Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of such Person’s gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any other document relating thereto.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (f) of §3.5; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The responsibility of each Issuing Bank and its correspondents to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity on their face in all material respects with such Letter of Credit.

§3.7.       Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

§3.8.       Transitional Letters of Credit.  Schedule 3.8 contains a list of certain letters of credit issued prior to the Closing Date for the account of the Borrower under the Existing Credit Agreement (the “Existing Letters of Credit”).  On the Closing Date, (a) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this §3 and shall be subject to all of the provisions applicable to Letters of Credit under this Credit Agreement and (b) all liabilities of the Borrower with respect to the Existing Letters of Credit shall constitute

Obligations of such Borrower with respect to Letters of Credit in accordance with this Credit Agreement and the Loan Documents as though such Borrower had delivered a Letter of Credit Application under this Credit Agreement.  On the Closing Date, the letter of credit fees owing with respect to the Existing Letters of Credit under §3.10 of the Existing Credit Agreement shall be calculated and paid in full.  From and after the Closing Date, the Borrower shall pay Letter of Credit Fees and such other fees as provided in §3.9, in each case when due pursuant to §3.9, with respect to each of the Existing Letters of Credit.

§3.9.       Letter of Credit Fee.  The Borrower shall, on the first day of each calendar quarter for the immediately preceding calendar quarter, pay to the Administrative Agent, in Dollars, a fee (the “Letter of Credit Fee”) for each Letter of Credit issued, extended or renewed during such calendar quarter by the applicable Issuing Bank at a rate per annum equal to (a) with respect to each standby Letter of Credit, the Applicable Margin for standby Letters of Credit in effect from time to time and (b) with respect to documentary Letters of Credit, the Applicable Margin for documentary Letters of Credit in effect from time to time, in each case, on the Maximum Drawing Amount of such Letter of Credit for the period such Letter of Credit is outstanding.  The Administrative Agent shall, in turn, remit to each Lender (including Bank of America) such Lender’s Commitment Percentage of the Letter of Credit Fee; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this §3 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to §4.16(a)(iv), with the balance of such fee, if any, payable to such Issuing Bank for its own account.  In addition, in respect of each Letter of Credit, the Borrower shall pay the applicable Issuing Bank for its own account (i) quarterly in arrears on the last day of each calendar quarter, a fronting fee as set forth in the Fee Letter or as otherwise agreed between the Borrower and the applicable Issuing Bank, and, (ii) at such other time or times as such charges are customarily made by such Issuing Bank, such Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

§3.10.     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application or any other document related thereto, the terms hereof shall control.

§4.          CERTAIN GENERAL PROVISIONS; FEES.

§4.1.       Closing, Administrative Agent and Other Fees.  The Borrower shall pay (a) to the Administrative Agent for the accounts of the Lenders on the Closing Date a closing fee as set forth in the Fee Letter, and (b) to the Co-Lead Arrangers and the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

§4.2.       Facility Fee.  During the Revolver Period, the Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective

Commitment Percentages, subject to adjustment as provided in §4.16, a facility fee (the “Facility Fee”), which shall be calculated for each day at a per annum rate as set forth in the definition of Applicable Margin with respect to the Facility Fee in effect at such time on the Total Commitment.  The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ended commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Total Commitment shall terminate.

§4.3.       Funds for Payments.

§4.3.1.    Payments to Administrative Agent.  All payments of principal, interest, Facility Fees, Letter of Credit Fees and any other fees or amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Lenders and the Administrative Agent, not later than, except with respect to principal and interest on Loans denominated in an Alternative Currency, 2:00 p.m. (New York time), at the Administrative Agent’s Head Office or at such other location designated by the Administrative Agent that the Administrative Agent may from time to time designate, in each case in Same Day Funds.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Head Office, or at such other location designated by the Administrative Agent that the Administrative Agent may from time to time designate, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States.

§4.3.2.    No Offset, Etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without condition or deduction for any recoupment, defense, setoff or counterclaim.

§4.3.3.    Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A reasonably detailed certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.  Any such claim against the Borrower must be made within 180 days of the payment by the Administrative Agent or the Lender to which such claim relates.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and each Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any governmental authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).

Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Total Commitment and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a governmental authority as provided in this §4.3.3, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of §7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C)           each Foreign Lender shall provide, promptly upon the reasonable demand of the Borrower or the Administrative Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Foreign Lender is in compliance with the requirements of FATCA, including §1471(b) of the Code, if such Foreign Lender is a foreign financial institution (as such term is defined in §1471(d)(4) of the Code) or §1472(b), if such Foreign Lender is a non-financial foreign entity (as such term is defined in §1472(d) of the Code).

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be.  If the Administrative Agent, any Lender or any Issuing Bank determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such governmental authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

§4.4.       Computations.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be based on a 360-day year, and, in each case, paid for the actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to §4.3.1, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

§4.5.       Inability to Determine Eurocurrency Rate.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such

Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

§4.6.       Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and (a) thereupon the commitment of such Lender to make Eurocurrency Rate Loans in the affected currency or currencies or convert Loans of another Type to Eurocurrency Rate Loans in the affected currency or currencies shall forthwith be suspended and such Lender’s Loans then outstanding as Eurocurrency Rate Loans in the affected currency or currencies, if any, shall be automatically, on the last day of the then current Interest Period relating thereto or within such earlier period as may be required by law, (i) in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, converted to a Loan denominated in Dollars (or at the timely request of the Borrower, a Loan denominated in an unaffected Alternative Currency) and (ii) in the case of a Eurocurrency Rate Loan denominated in Dollars, converted to a Base Rate Loan or (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §4.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

§4.7.       Additional Costs, Etc.  If any change after the Closing Date to any present applicable law or if any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or any Issuing Bank;

(b)           subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by §4.3.3 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank);

(c)           impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(d)           result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans denominated in an Alternative Currency, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, the Borrower shall not be liable to any Lender or the Administrative Agent for any such costs incurred more than sixty (60) days prior to receipt by the Borrower of such demand for payment from such Lender or (as the case may be) the Administrative Agent unless such costs were incurred prior to such 60-day period solely as a result of such present or future applicable law being retroactive to a date which occurred prior to such 60-day period.

§4.8.       Capital Adequacy.  If any Lender or the Administrative Agent determines that the adoption of or change, after the Closing Date, in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction has the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Issuing Bank’s then existing policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or the Eurocurrency Rate then the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §4.9 hereof, provided that the Borrower shall not be liable to any Lender or the Administrative Agent for costs incurred more than sixty (60) days prior to receipt by the Borrower of the notice referred to in the immediately preceding sentence from such Lender or (as the case may be) the Administrative Agent.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

§4.9.       Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.7 or 4.8 hereof and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  If the Borrower is required to pay any additional amounts pursuant to §§4.7 or 4.8 hereof with respect to any Lender, the Borrower may, following payment in full of the amount or amounts due set forth in such certificate, take the actions permitted by §4.12 hereof to replace such Lender.

§4.10.     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to §4.12.

For purposes of calculating amounts payable by the Borrower to the Lenders under this §4.10, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

§4.11.     Interest After Default.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents, if not repaid on or before the fifth calendar day following the day such payment was due, shall bear interest from the due date thereof, compounded monthly and payable on demand at any time from and after the fifth calendar day following the day such payment was due, at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).

§4.12.     Replacement of Individual Lenders.  Upon the happening of any of the events set forth in §§2.4.2, 4.3.3, 4.6, 4.7, 4.8, 4.13 or the last sentence of §24, or in the case of a Defaulting Lender, the Borrower may (provided that at the time no Default or Event of Default exists or would result after giving effect to the Borrower’s action) prepay in full all Loans and other obligations owing by the Borrower to each affected Lender under §§2.4.2, 4.3.3, 4.6, 4.7, 4.8, 4.13 or the last sentence of §24 and/or each Defaulting Lender (each such Lender being called a “Substituted Lender”), together with all amounts payable by the Borrower under §4.10 hereof with respect to such prepayment, and terminate the Commitment(s) of such Lender(s) subject to the following conditions:

(a)           the Borrower shall have delivered to the Administrative Agent not less than five (5) Business Days prior to the exercise of its rights under this §4.12 a written commitment in form and substance satisfactory to the Administrative Agent and each of the Lenders from a banking institution (the “Replacement Lender”) reasonably acceptable to the Administrative Agent and each of the remaining Lenders (other than the Substituted Lender) in which such Replacement Lender agrees to become a “Lender” under this Credit Agreement, having a Commitment Amount in the amount of the Substituted Lender’s Commitment Amount;

(b)           the Borrower shall have given appropriate notice of any prepayment under this §4.12 as required by §4.7 and subject to all other provisions of this Credit Agreement; and

(c)           simultaneously with any prepayment of all Loans and other obligations owing by the Borrower to a Substituted Lender under this §4.12, the Substituted Lender shall have assigned, pursuant to §17 hereof of this Credit Agreement the Commitment of such Substituted Lender to the Replacement Lender and such Replacement Lender shall have become a Lender under this Credit Agreement, having a Commitment Amount in the amount of such Substituted Lender’s Commitment Amount and such Replacement Lender shall have simultaneously funded all such Loans prepaid hereunder. Each of the Lenders agrees that in the event that it becomes a Substituted Lender pursuant to this §4.12, it shall cooperate and assign its Commitment pursuant to this §4.12(c).

§4.13.     Additional Reserve Requirements.  The Borrower shall pay to each Lender, without duplication, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans in an Alternative Currency, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places), to the extent not reflected in the Mandatory Cost, equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.

§4.14.     Guaranties.  The payment and performance of the Obligations shall be guaranteed by each Guarantor pursuant to the Guaranties, each of which shall be in the form of Exhibit B hereto.  The Borrower may, and in accordance with §6.13, shall, cause additional Subsidiaries of the Borrower to become Guarantors hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of the Guaranty, to execute and deliver a Joinder Agreement and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.  The Administrative Agent shall, upon the written request of the Borrower and at the cost and expense of the Borrower, release any Guarantor from its obligations to the Administrative Agent and the Lenders under the Guaranty to which such Guarantor is a party in connection with (a) any sale of all the Capital Stock of such Guarantor to any Person (other than the Borrower or a Subsidiary of the Borrower) or (b) the conveyance or transfer of such Guarantor’s property and assets substantially as an entirety or the merger of such Guarantor with or into any person that, after giving effect to the transaction, is not a Subsidiary of the Borrower, in each case, to the extent such transaction is permitted by the Credit Agreement.  In addition, each Guarantor shall be automatically released from its obligations under the Guaranty if (i) such Guarantor is not then a guarantor of any of the Borrower’s then outstanding publicly issued debt securities having a principal amount in excess of $100,000,000 (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of the instruments governing such securities that shall be satisfied, promptly after, the release of its obligations under the Guaranty), (ii) such Guarantor is not then a guarantor of any other then existing credit facility of the Borrower having a principal amount or committed amount in excess of $100,000,000 (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of each such facility that shall be satisfied, promptly after, the release of its obligations under the Guaranty), (iii) such Guarantor is not then a guarantor of any then outstanding commercial paper issued under any commercial paper program of the Borrower having a principal amount in excess of $100,000,000 (or its guarantee thereof is to be released substantially concurrently with or, upon compliance with provisions of such program that shall be satisfied, promptly after, the release of its obligations under the Guaranty), (iv) no Default or Event of Default shall have occurred and be continuing, or would occur as a result thereof, on the date of such release and (v) the Borrower shall have provided to the Administrative Agent notice of such release.  Upon the written request of the Borrower, the Administrative Agent shall execute any documents reasonably required in order to acknowledge the release of such Guarantor from its obligations under the Guaranty. The Borrower shall deliver to the Lenders an updated Schedule 2 upon the release or addition of any Guarantor as provided in this §4.14.

§4.15.     Cash Collateral.  (a) Certain Credit Support Events.  Upon the request of the Administrative Agent or any Issuing Bank (i) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unpaid Reimbursement Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any Unpaid Reimbursement Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding amount of all Unpaid Reimbursement Obligations plus the Maximum Drawing Amount.  At any time that there shall exist a Defaulting Lender, within three (3) Business Days after the request of the Administrative Agent or any Issuing Bank with Fronting Exposure (or, to the extent such request is made by any such Issuing Bank, within such greater number of Business Days as all the Issuing Banks with Fronting Exposure and the Administrative Agent, to the extent it has Fronting Exposure with respect to Swing Line Loans, at such time may agree in their sole discretion), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to §4.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, shall grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and shall agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §4.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this §4.15 or §§3, 4.16 or 11.2 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Unpaid Reimbursement Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto

(including by the termination of Defaulting Lender status of the applicable Lender, or, as appropriate, its assignee following compliance with §17.2) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower or any Guarantor shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the applicable Issuing Bank or the Administrative Agent, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

§4.16.     Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in §24.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §11 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to §12), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, in its capacity as Administrative Agent, hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or the Administrative Agent, in its capacity as issuer of Swing Line Loans, hereunder; third, if so determined by the Administrative Agent or requested by the applicable Issuing Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Borrower, the Lenders, the Issuing Banks or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Unpaid Reimbursement Obligation in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Unpaid Reimbursement Obligations were made at a time when the conditions set forth in §10 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unpaid Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unpaid Reimbursement Obligations owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §4.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  Such Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to §4.2 for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to §§2.10, 3, 4.15, or 4.16(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the applicable Issuing Bank and the Administrative Agent, as applicable, the amount of such fee allocable to its Fronting Exposure arising from such Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §3.9.

(iv)          Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to §§2.10 and 3, or to advance Loans in respect of Unreimbursed Amounts under §3.3(b) or unreimbursed Swing Line Loans under §2.10.5, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; provided that, on any date thereafter during such period, to the extent such Default or Event of Default has been cured or waived, such reallocation shall occur at such later date; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans, or to advance such Loans, as the case may be, shall not exceed the positive difference, if any, of (1) the Commitment of such non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of such Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §4.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§5.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

§5.1.       Corporate Authority.

§5.1.1.    Incorporation; Good Standing.  The Borrower and each Guarantor (a) is a corporation (or similar business entity) or, as the case may be, a Massachusetts Business Trust duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, (b) has all requisite corporate (or the equivalent company) or, as the case may be, trust power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower.

§5.1.2.    Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents by the Borrower and each Guarantor which is or is to become a party thereto, and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) or, as the case may be, trust authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) or, as the case may be, trust proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject which would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole or on the ability of such Person to fulfill its obligations under this Credit Agreement and the other Loan Documents to which it is a party, (d) do not in any material respect conflict with or result in any breach or contravention of any judgment, order, writ, injunction, license or permit applicable to the Borrower or any Guarantor and (e) do not conflict with any provision of the corporate charter or bylaws (or similar constitutive documents) or, as the case may be, the Agreement and Declaration of Trust of, or any agreement or other instrument binding upon, the Borrower or any Guarantor.

§5.1.3.    Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any Guarantor is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§5.2.       Governmental Approvals.  The execution, delivery and performance by the Borrower and the Guarantors of this Credit Agreement and the other Loan Documents to which the Borrower or any Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

§5.3.       Title to Properties; Leases.  Except as indicated on Schedule 5.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§5.4.       Financial Statements; Fiscal Year.  (a) There has been furnished to each of the Lenders an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP.  Such balance sheet and statements of income and cash flows have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

(b)           There has been furnished to each of the Lenders an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at July 31, 2010, and unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal quarter then ended.  Such balance sheet and statements of income and cash flows have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal quarter then ended (subject to year-end adjustments).  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

(c)           The Borrower has a fiscal year which is the 52/53 week period ending on the Saturday closest to January 31st of each year.

§5.5.       No Material Changes, Etc.  Since the Balance Sheet Date there has occurred no change in the operations, business, properties, assets or financial condition of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statements of income and cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.  Since the Balance Sheet Date, the Borrower has not made any Distributions except Distributions made in compliance with §7.4 hereof.

§5.6.       Franchises, Patents, Copyrights, Etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and has rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except to the extent such conflict would not materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries taken as a whole.

§5.7.       Litigation.  Except as set forth in Schedule 5.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, either in any case or in the aggregate, would be reasonably likely to (i) materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries taken as a whole, (ii) materially impair the right of the Borrower and each of its Subsidiaries to carry on business substantially as now conducted by it, (iii) result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries or (iv) have a reasonable likelihood of success in adversely impacting the validity of material provisions of this Credit Agreement or any of the other Loan Documents, or any material rights or remedies of the Administrative Agent or Lenders hereunder or thereunder.

§5.8.       Compliance with Other Instruments, Laws, Etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws (or equivalent constitutive documents), or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would reasonably be expected to materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries taken as a whole.

§5.9.       No Event of Default.  No Default or Event of Default has occurred and is continuing.

§5.10.     Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is, or is required to be registered as, an “investment company”, as such term is defined in the Investment Company Act of 1940.

§5.11.     Employee Benefit Plans.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, all Applicable Pension Legislation, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under §401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under §401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under §501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c)           (i)            No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan which would reasonably be expected to result in a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) the Borrower and each ERISA Affiliate has met in material respects all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in §430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to §4069 or §4212(c) of ERISA.

(d)           Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.11 hereto.

(e)           With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee defined benefit pension plan maintained or contributed to by the Borrower or any if its Subsidiaries that is not subject to United States (a “Foreign Plan”):

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or otherwise create a Default or Event of Default hereunder;

(ii)           only to the extent required by Applicable Pension Legislation, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles and in accordance with applicable law except where any failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or otherwise create a Default or Event of Default hereunder.

§5.12.     Regulations U and X, Etc.  The proceeds of the Revolving Credit Loans shall be used for the purposes described in §6.11 hereof.  No portion of any Revolving Credit Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” (as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224 (the “Margin Regulations”)) in violation of the Margin Regulations.

§5.13.     Environmental Compliance.  The Borrower has taken all reasonably necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

(a)           none of the Borrower, its Subsidiaries nor any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any Environmental Laws, which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole;

(b)           neither the Borrower nor any of its Subsidiaries has received any Environmental Notice during the last five (5) years that has the potential to materially affect the assets, liabilities, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, except as set forth on Schedule 5.13 hereto;

(c)           except as set forth on Schedule 5.13 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; in each case except in accordance with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) in the course of any activities conducted by the Borrower or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (iii) there have been no releases or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or any of its Subsidiaries, which releases would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate and which would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have, to the best of the Borrower’s knowledge, been transported offsite only as required under and in compliance with applicable Environmental Laws.

§5.14.     Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

§5.15.     Subsidiaries, Etc.  As of the Closing Date, other than those Subsidiaries of the Borrower described on Schedule 5.15(a) attached hereto, the Borrower has no other Subsidiaries.  As of the Closing Date, except as set forth on Schedule 5.15(b) attached hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

§5.16.     Taxpayer Identification Numbers.  The true and correct U.S. taxpayer identification number of the Borrower and each Guarantor is set forth on Schedule 5.16.

§6.          AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

§6.1.       Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Facility Fee, the Letter of Credit Fees, the fees provided for in the Fee Letter, and all other fees and other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

§6.2.       Maintenance of Office.  The Borrower will maintain its chief executive office in Framingham, Massachusetts, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

§6.3.       Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes, depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

§6.4.       Financial Statements, Certificates and Information.  The Borrower will deliver to the Administrative Agent (and the Administrative Agent will promptly, after receipt thereof, deliver to the Lenders):

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year (or, if earlier, within fifteen (15) days after the date required to be filed with the Securities and Exchange Commission without giving effect to extensions) of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified without qualification by Ernst & Young LLP, any nationally recognized firm of independent certified public accountants or by other independent certified public accountants reasonably satisfactory to the Administrative Agent and (ii) a statement certified by the chief financial officer or the treasurer of the Borrower in substantially the form of Exhibit C attached hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §8 hereof and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (or, if earlier, within ten (10) days after the date required to be filed with the Securities and Exchange Commission without giving effect to extensions) of the Borrower, (i) copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or the treasurer of the Borrower that to the best of the Borrower’s knowledge, the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments) and (ii) a Compliance Certificate as of such fiscal quarter end;

(c)           from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request;

(d)           (i) promptly upon becoming aware of the occurrence of any actual or claimed Event of Termination under any Material Securitization Transaction the result of which would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the repurchase of the receivables sold thereunder, notice thereof, which notice shall describe such Event of Termination and indicate what steps the Borrower and its Subsidiaries are taking to remedy the same and (ii) promptly upon request therefor, such other information with respect thereto as the Administrative Agent shall reasonably request; and

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

All Confidential Information concerning the Borrower supplied by the Borrower to the Lenders pursuant to the terms hereof will be held in confidence by the Lenders and the Lenders shall not disclose such Confidential Information except as permitted by §25 of this Credit Agreement.

Documents required to be delivered pursuant to this §6.4 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at staples.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, each Issuing Bank and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, any Issuing Bank or any Lender that requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, such Issuing Bank or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender and each Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”); provided, however, that each Public Lender shall identify at least one employee who may receive material non-public information with respect to the Borrower or its securities.  The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by the Borrower which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, (x) to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in §25 and (y) to the extent such Borrower Materials are not marked “PUBLIC” and posted on the Platform, such Borrower Materials will also be subject to the additional confidentiality provisions included on the Platform); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor” and the Administrative Agent, the Issuing Banks and the Lenders agree not to trade securities on the basis of any Borrower Materials that are posted on the Platform and are not marked “PUBLIC.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

§6.5.       Notices.  The Borrower will promptly notify the Administrative Agent for the benefit of the Lenders in writing of the occurrence of any Default or Event of Default.  The Borrower will promptly give notice to the Administrative Agent for the benefit of the Lenders (a) of any material violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency, (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower, (c) upon becoming aware thereof, of the occurrence of any ERISA Event that could reasonably be expected to have a material adverse effect on the business, assets or financial conditions of the Borrower and its Subsidiaries, taken as a whole, (d) of any change in any Senior Debt Rating, (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary of the Borrower other than a change in GAAP and (f) of the acquisition or formation by the Borrower of any Material Subsidiary.  The Borrower will give notice to the Administrative Agent for the benefit of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent for the benefit of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $50,000,000.  The Administrative Agent will promptly, after receipt thereof, deliver copies of any notices provided by the Borrower pursuant to this §6.5 to the Lenders.

§6.6.       Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of the Guarantors to, convert to a limited liability company or a limited liability partnership unless simultaneously with such conversion the Borrower or such Guarantor shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determines is necessary to continue the Borrower’s or such Guarantor’s obligations in respect of this Credit Agreement or the Guaranty, as applicable.  The Borrower (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §6.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

§6.7.       Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers (including self-insurance) insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.  At the request of the Administrative Agent, the Borrower shall deliver from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and its Subsidiaries.

§6.8.       Taxes.  The Borrower will, and will cause each of its Subsidiaries to, file all Federal, state and other material tax returns and reports required to be filed (of which the Borrower has knowledge, in the case of taxes, other than Federal taxes) and duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Federal, state and other material taxes, assessments and other governmental charges (of which the Borrower has knowledge, in the case of taxes, assessments and other governmental charges, other than Federal taxes) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor or shall have obtained such bonding as may be required to release such lien to the extent that such lien could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.  The Borrower shall not be in violation of this §6.8 in respect of taxes if, having discovered or having received notice that a tax filing or tax obligation is or has become overdue, and the failure to have made such filing or pay such obligation has not resulted in, or would not reasonably be expected to result in, a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, it promptly makes such filing and/or promptly pays or makes provision to pay such obligation.

§6.9.       Inspection of Properties and Books, Etc.  The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, no more frequently than once each calendar year, or more frequently as determined by the Lenders upon the occurrence and during the continuance of an Event of Default, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and each such inspection, if no Event of Default has occurred and is continuing, shall be at the Lenders’ expense.  The Borrower shall also permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.  The Borrower authorizes (a) the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders, in each case with reasonable prior notice to the Borrower, to communicate directly with the Borrower’s independent certified public accountants, provided that the Borrower may participate in such communications at its request, and (b) such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.

§6.10.     Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws (or equivalent constitutive documents), (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, in each case if noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower or any of the Guarantors to fulfill its obligations under this Credit Agreement or any of the other Loan Documents to which such Person is a party.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

§6.11.     Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans and the Letters of Credit solely for the repayment of all amounts under the Existing Credit Agreement and other existing Indebtedness (unless repayment or prepayment thereof is otherwise prohibited hereunder), and for working capital and capital expenditures and all other lawful corporate purposes, including, without limitation, for the payment of dividends permitted hereunder, for the acquisition of assets and or Capital Stock of Persons in a reasonably related line of business as the Borrower or any Subsidiary of the Borrower, for share repurchases, and to provide liquidity in connection with any commercial paper program of the Borrower, in each case, to the extent permitted under this Credit Agreement.

§6.12.     Licenses and Permits.  The Borrower will maintain and renew any and all licenses or permits now held or hereafter acquired by the Borrower or any of its Subsidiaries unless the loss, suspension, revocation or failure to renew any such licenses or permits would not have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole.

§6.13.     Guaranties.  In the event that any Subsidiary of the Borrower, which is not a Guarantor hereunder, becomes a guarantor of (a) any of the Borrower’s publicly issued notes or bonds outstanding from time to time or (b) any of the Borrower’s private notes, loans or commercial paper outstanding from time to time, in each case having a principal amount or commitment amount in excess of $100,000,000, the Borrower shall cause such Subsidiary to become a Guarantor hereunder pursuant to §4.14.

§6.14.     Further Assurances.  The Borrower will, and will cause each of the Guarantors to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

§7.          CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letter of Credit:

§7.1.       Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or become or remain liable, contingently or otherwise, with respect to Indebtedness other than:

(a)           Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)           (i) current liabilities and reserves of the Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (x) the borrowing of money, or (y) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services or (ii) balance sheet liabilities with respect to pension, retirement or other employee benefit plans incurred in connection with the operation of the Borrower’s or such Subsidiary’s business;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §6.8 hereof;

(d)           Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)           endorsements for collection, deposit or negotiation, self insurance obligations and warranties of products or services, in each case incurred in the ordinary course of business;

(f)            Indebtedness in respect of letters of credit and bankers’ acceptances issued in the ordinary course of business;

(g)           Indebtedness of the Borrower or any Subsidiary (other than any Domestic Subsidiary) in respect of Swap Contracts; provided that such Swap Contracts are (or were) entered into by the Borrower or such Subsidiary for the purpose of mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates and not for speculative purposes;

(h)           Indebtedness existing on the Closing Date and listed and described on Schedule 7.1 hereto or any refinancing thereof on substantially similar terms as the Indebtedness being refinanced;

(i)            Subordinated Debt;

(j)            obligations under Capitalized Leases;

(k)           Indebtedness in respect of intercompany loans, guaranties and, so long as no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, other Investments and contingent obligations to make Investments, (i) from the Borrower to any of its Subsidiaries or of any of its Subsidiaries’ obligations, (ii) between Subsidiaries of the Borrower or of any of the Borrower’s Subsidiaries’ obligations, or (iii) from any Subsidiary of the Borrower to the Borrower or of any of the Borrower’s obligations;

(l)            Indebtedness incurred in connection with the acquisition after the Closing Date of any real or personal property by the Borrower or any Subsidiary of the Borrower as contemplated by §7.2(ix) hereof;

(m)          Indebtedness secured by a lien on Real Estate of the Borrower or its Subsidiaries; provided that the aggregate amount of Indebtedness permitted pursuant to this §7.1(m) shall not, at any time, exceed the fair market value of the Real Estate securing such Indebtedness;

(n)           other Indebtedness of the Borrower, provided that immediately after such incurrence of Indebtedness, and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist;

(o)           other Indebtedness of the Borrower’s Subsidiaries (whether or not such Subsidiaries are Guarantors), provided that immediately after such incurrence of Indebtedness, and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, and provided, further, that the aggregate amount of such Indebtedness (without duplication) of the Domestic Subsidiaries of the Borrower permitted under this clause (o) shall not exceed 15% of the Stockholders’ Equity of the Borrower at the time such Indebtedness is incurred;

(p)           Indebtedness consisting of Investments permitted under §7.3(m) hereof;

(q)           Indebtedness payable at the election of the Borrower by the issuance of the Borrower’s Capital Stock;

(r)            Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of §7.6 hereof, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(s)           Indebtedness of the Borrower and its Subsidiaries in respect of Securitization Transactions; provided that, the aggregate amount of all such Indebtedness shall not exceed $300,000,000 outstanding at any time; and

(t)            Indebtedness of Subsidiaries that are Guarantors under any guaranties of any other Indebtedness of the Borrower.

§7.2.       Restrictions on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)            liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii)           liens to secure taxes, assessments and other government charges and liens to secure claims for labor, material or supplies, in each case in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto;

(iii)          deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)          liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary is at the time in good faith prosecuting an appeal and in respect of which a stay of execution shall have been obtained pending such appeal or shall have obtained an unsecured bond sufficient to release such lien;

(v)           liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in respect of obligations not overdue or, if such obligations are overdue, being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, provided that no proceeding to foreclose any such lien shall have been commenced;

(vi)          encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under Capitalized Leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

(vii)         liens existing on the Closing Date and listed on Schedule 7.2 attached hereto or liens on the same assets in connection with the refinancing of such existing liens;

(viii)        liens arising in the ordinary course of business of the Borrower or a Subsidiary of the Borrower none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary course of business of the Borrower and its Subsidiaries and which do not, individually or in the aggregate, have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries on a consolidated basis;

(ix)           (A) purchase money security interests in or purchase money mortgages on real or personal property to secure purchase money Indebtedness of the type permitted by §7.1(l) hereof, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; or (B) the owner’s interest in consigned inventory and other goods sold or to be sold by the Borrower or any of its Subsidiaries;

(x)            liens on accounts receivable of the Borrower and/or its Subsidiaries that are the subject of and secure the Indebtedness permitted under §7.1(s);

(xi)           liens securing other permitted Indebtedness that does not exceed $50,000,000 in the aggregate;

(xii)          liens in respect of the interests of lessors under Capitalized Leases;

(xiii)         liens on Real Estate securing Indebtedness permitted under §7.1(m) hereof; and

(xiv)        liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (A) such liens were not created in contemplation of such merger, consolidation or Investment, (B) such liens do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, (C) such liens are not expanded to secure any assets other than the type of assets that were subject to such liens prior to such merger, consolidation or Investment and (D) the applicable Indebtedness secured by such lien is permitted under §7.1(r).

§7.3.       Restrictions on Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America or any country which is a member of the Organization for Economic Cooperation and Development (the “OECD”);

(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of (i) United States or Canadian banks having total assets in excess of $1,000,000,000 or (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which its is organized or another country which is a member of the OECD;

(c)           (i) securities commonly known as “commercial paper” denominated in Dollars or any Alternative Currency which at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P; and (ii) securities commonly known as “short-term bank notes” issued by any Lender denominated in Dollars or any Alternative Currency which at the time of purchase have been rated and the ratings for which are not less than “P 2” if rated by Moody’s, and not less than “A 2” if rated by S&P;

(d)           Investments existing on the Closing Date and listed on Schedule 7.3 attached hereto;

(e)           Investments with respect to Indebtedness permitted by §7.1(k) hereof so long as such entities remain Subsidiaries of the Borrower;

(f)            taxable or tax-exempt securities which at the time of purchase have been rated and the ratings for which are not less than A 3 if rated by Moody’s, and not less than A- if rated by S&P;

(g)           Investments consisting of loans and advances to employees of the Borrower or any Subsidiary of the Borrower, not exceeding $10,000,000 in the aggregate at any one time outstanding;

(h)           options to invest in or to lease real property to be used in the operations of the Borrower or any Subsidiary of the Borrower;

(i)            guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions effected in the ordinary course of business;

(j)            (i) the Borrower’s or any Subsidiary’s guaranty of the Indebtedness of any Subsidiary or the Borrower, and (ii) any other Investments by the Borrower or any Subsidiary of the Borrower in any Subsidiary of the Borrower or the Borrower;

(k)           Investments by the Borrower or any Subsidiary of the Borrower to acquire a more than fifty percent (50%) equity interest in any Person, provided that such acquisition is permitted under §7.6 hereof;

(l)            Investments by the Borrower or any Subsidiary of the Borrower to acquire up to and including a fifty percent (50%) equity interest in another Person, provided that (i) such Person is in line(s) of business reasonably related to the line(s) of business of the Borrower or its Subsidiaries, as applicable and (ii) the aggregate amount of (A) such Investments in such Person and (B) existing Investments made by the Borrower or any Subsidiary of the Borrower pursuant to this §7.3(l) shall at no time exceed 65% of the Stockholders’ Equity of the Borrower;

(m)          Investments consisting of Distributions permitted by §7.4;

(n)           Investments consisting of loans and advances to, guaranties of the obligations of and equity Investments in, Persons in a related line of business as the Borrower, not exceeding $25,000,000 in the aggregate at any one time outstanding;

(o)           shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) (b), (c) and (f) contained in this §7.3; and

(p)           shares of money market mutual or similar funds which have an Aaa or MR1+ money market fund rating from Moody’s or an AAA money market fund rating from S&P.

§7.4.       Distributions.  The Borrower will not declare any dividend or make any Distribution if any Default or Event of Default has occurred and is continuing or would result after giving effect to such Distribution.

§7.5.       [Intentionally Omitted.]

§7.6.       Merger and Consolidation; Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person; enter into any stock or asset acquisitions (other than the acquisition of assets in the ordinary course of such Person’s business and other than the acquisition of stock permitted under §§7.3(k) or 7.3(l) hereof); enter into any joint venture or partnerships (except to the extent permitted under §7.3 hereof); or enter into any new lines of business or otherwise change the conduct of the Borrower’s or such Subsidiary’s business as presently conducted other than the business of selling office services, products and/or supplies or a line of business reasonably related thereto other than (a) the merger or consolidation of one or more Subsidiaries of the Borrower with and into the Borrower, provided that the Borrower is the surviving entity, (b) the merger or consolidation of two or more Subsidiaries of the Borrower, provided that, if one of the Subsidiaries is a Guarantor, that the Guarantor is the surviving entity, or (c) the acquisition (whether of stock or assets or by means of a merger) of (i) a more than fifty percent (50%) equity interest in any other Person or (ii) assets of any other Person; provided that (A) immediately after such acquisition, and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, (B) if required by applicable law, the board of directors and the shareholders or the equivalent, of such other Person has approved such acquisition, (C) such other Person is in the business of selling office services, products and/or supplies or a line of business reasonably related thereto, and (D) if the Borrower or a Guarantor and such other Person merge, the Borrower or such Guarantor is the surviving entity.

§7.7.       Disposition of Assets and Sale-Leaseback Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, dispose of or sell assets other than:

(a)           the disposition of assets in the ordinary course of business;

(b)           sale-leaseback transactions and other dispositions of assets that do not have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries, provided that (i) the aggregate net book value of the assets to be sold plus the net book value of all other assets of the Borrower and its Subsidiaries sold under this clause (b) during the period of time from the Closing Date through the date of such sale does not, at the time of such sale, exceed 25% of the Consolidated Total Assets of the Borrower and its Subsidiaries, and (ii) such assets are sold in an arm’s length transaction for fair market value (after giving effect to all tax benefits, if any, associated with such sale); and

(c)           the sale of accounts receivable of the Borrower and/or its Subsidiaries pursuant to any Permitted Securitization Transaction.

§7.8.       Subordinated Debt.  The Borrower will not effect or permit any change in or amendment to any document or instrument pertaining to the subordination, covenants, events of default, terms of payment or required prepayments of any Subordinated Debt, give any notice of redemption or prepayment or offer to repurchase under any such document or instrument or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except that (a) the Borrower may make regularly scheduled payments when required by the terms of the Subordinated Debt, and (b) the Borrower may refinance all or a portion of the Subordinated Debt so long as such refinancing Subordinated Debt (i) has a maturity that is no earlier than the Subordinated Debt being refinanced and (ii) is subordinated to the Obligations on terms at least as favorable to the Administrative Agent and the Lenders, in the opinion of the Administrative Agent and the Required Lenders, as the Subordinated Debt being refinanced.

§7.9.       Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower (excluding transactions between the Borrower and any of its Subsidiaries and transactions between any Subsidiary of the Borrower and any other Subsidiary of the Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

§8.          FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letter of Credit:

§8.1.       Fixed Charge Coverage Ratio.  As at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”) of (a) the sum of (i) Consolidated EBIT for the period of the four consecutive fiscal quarters (the “Measurement Period”) ending on such date plus (ii) the Rental Expense for such Measurement Period, to (b) the sum of (i) the Consolidated Total Interest Expense for such Measurement Period plus (ii) the Rental Expense for such Measurement Period, to be less than 1.50 to 1.

§8.2.       Adjusted Funded Debt to Total Capitalization Ratio.  As at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of (a) Consolidated Adjusted Funded Debt as at such date to (b) the sum of (i) Consolidated Adjusted Funded Debt as at such date plus (ii) Stockholders’ Equity as of such date, to be greater than 0.75 to 1.

§9.          CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans and any Issuing Bank to issue any Letters of Credit on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

§9.1.       Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  The Administrative Agent shall have received a fully executed counterpart of each such document.

§9.2.       Certified Copies of Charter Documents.  The Administrative Agent shall have received from the Borrower and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents (or the equivalent constitutive documents), certified as of a recent date by the Secretary of State of the applicable jurisdiction of incorporation. as in effect on such date of certification, (b) its by-laws or the equivalent constitutive documents as in effect on such date and (c) evidence that such Borrower or Guarantor is validly existing and in good standing and qualified to engage in business in its state of incorporation or formation and, to the extent requested by the Administrative Agent, each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a material adverse change in the business, operations, liabilities (actual or contingent) assets, properties or condition of the Borrower and its Subsidiaries, taken as a whole.

§9.3.       Corporate Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

§9.4.       Incumbency Certificate.  The Administrative Agent shall have received from the Borrower and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and each Guarantor, as applicable, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and to the benefit of each of the Borrower and the Guarantors, each of the Loan Documents; (b) with respect to the Borrower, to make Loan Requests, Conversion Requests and Swing Line Loan Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

§9.5.       Opinion of Counsel.  The Administrative Agent shall have received favorable legal opinions addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Kristin A. Campbell, Esq., general counsel to the Borrower and the Guarantors and (b) Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Borrower and the Guarantors.

§9.6.       Payment of Fees.  The Borrower shall have paid to the Administrative Agent and the Co-Lead Arrangers, as appropriate, the fees set forth in the Fee Letter, closing fees and all other fees and expenses (including without limitation all reasonable legal fees and disbursements of the Administrative Agent’s Special Counsel) required to be paid by it on or prior to the Closing Date.

§9.7.       Existing Credit Agreement.  All amounts outstanding under the Existing Credit Agreement shall have been paid in full, all commitments thereunder of the lenders thereunder who are not parties to this Credit Agreement shall have been terminated and all commitments thereunder of the Lenders party to this Credit Agreement shall be evidenced only by this Credit Agreement.

§9.8.       Compliance Certificate.  The Borrower shall have delivered to the Lenders a Compliance Certificate based on the financial statements of the Borrower for the fiscal quarter ended July 31, 2010.

§9.9.       UCC Search Results.  The Administrative Agent shall have received the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

§9.10.     Certificate of Insurance.  The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

§9.11.     Closing Certificate.  The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower (a) stating that no consents, licenses or approvals are required in connection with the execution, delivery and performance by, and the validity against, the Borrower or any Guarantor, of the Loan Documents, except as have been obtained, and (b) certifying that (i) the conditions specified in §10.1 have been satisfied and (ii) there has been no event or circumstance since the Balance Sheet Date that has had or could be reasonably expected to have, either individually or in the aggregate, a material adverse change in the business, operations, liabilities (actual or contingent) assets, properties or condition of the Borrower or its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of §13.3, for purposes of determining compliance with the conditions specified in this §9, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

§10.        CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan and any Issuing Bank to issue, extend, renew or amend any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§10.1.     Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement (excluding, unless the Senior Debt Rating is lower than the Senior Debt Rating Threshold at the time of any loan or the issuance, extension, renewal or amendment of any Letter of Credit, the representation and warranty contained in §5.5 hereof) shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, renewal or extension of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

§10.2.     No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or for such Issuing Bank to issue, extend or renew such Letter of Credit.

§10.3.     Governmental Regulation.  Each Lender shall have received from the Borrower such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§10.4.     Alternative Currency.  In the case of any Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

§10.5.     Borrowing Request.  The Administrative Agent and, if applicable, the applicable Issuing Bank, shall have received a Loan Request, Swing Line Loan Request or Letter of Credit Application, as the case may be, in accordance with the requirements hereof.

§11.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§11.1.     Events of Default and Acceleration.  Any of the following events shall constitute an Event of Default:

(a)           the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower or any Guarantor shall fail to pay any interest on the Loans, the Facility Fee, any fees due under the Fee Letter, other fees or other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower (i) shall fail to comply with any of its covenants contained in §§6.4, 6.5, 6.6 (with respect to the Borrower’s or any Guarantor’s existence), 7 or 8 hereof, or (ii) shall fail to comply with its covenants contained in §§6.6 (other than with respect to the Borrower’s or any Guarantor’s existence), 6.10 or 6.13 and such failure shall continue for thirty (30) days;

(d)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §11.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)           any material representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            the Borrower or any of its Subsidiaries shall fail to pay when due, or within any applicable period of grace, any obligation for borrowed money or credit received (other than trade credit in the ordinary course of business) or in respect of any Capitalized Leases or any obligations with respect to Swap Contracts which, in the aggregate, represents Indebtedness (calculated, with respect to Swap Contracts, based on the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof) of $75,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received (other than trade credit in the ordinary course of business) or in respect of any Capitalized Leases or Swap Contracts which, in the aggregate, represents Indebtedness (calculated, with respect to Swap Contracts, based on the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof) of $75,000,000 or more, and for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)           (i) the Borrower or any of its Material Subsidiaries (1) shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or (2) shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Material Subsidiaries or of any substantial part of the assets of the Borrower or any of its Material Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3) shall take any action to authorize or in furtherance of any of the foregoing, or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Material Subsidiaries and shall not have been dismissed within sixty (60) days, or the Borrower or any of its Material Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Material Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $50,000,000;

(j)            (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in accelerated liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $75,000,000, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, and the extension of the time to pay in connection with the resolution of any dispute in accordance with the terms of Title IV of ERISA, any installment payment with respect to its withdrawal liability under §4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $75,000,000, (iii) the Borrower or any of its Subsidiaries fails to comply with Applicable Pension Laws with respect to any Foreign Plan and such failure has resulted or could reasonably be expected to result in accelerated liability in an aggregate amount in excess of $75,000,000, or (iv) a Foreign Plan is terminated and such termination has resulted or could reasonably be expected to (x) result in accelerated liability in an aggregate amount in excess of $75,000,000 and (y) have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole;

(k)           the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt or the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part, or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall have been made, in each case in violation of the provisions of this Credit Agreement;

(l)            if any of the Loan Documents shall be canceled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(m)          a “Change in Control” shall have occurred (which for the purposes of this subsection (m) shall mean the occurrence of any of the following events):

(i)            the acquisition by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Capital Stock of the Borrower entitling such Person to exercise 50% or more of the total voting power of all shares of Capital Stock of the Borrower entitled to vote generally in the elections of directors (any shares of voting stock of which such person or group is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage);

(ii)           any consolidation of the Borrower with, or merger of the Borrower into, any other Person, any merger of another Person into the Borrower, or any sale or transfer of all or substantially all of the assets of the Borrower to another Person (other than a transfer of assets to one or more Guarantors or a merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock of the Borrower or (B) which is effected solely to change the jurisdiction of incorporation of the Borrower); or

(iii)          during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(n)           any of (i) the Borrower or any of its Subsidiaries shall fail to make any payment under any Permitted Securitization Transaction that is a Material Securitization Transaction, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and any such failure shall continue after the applicable grace period, if any, specified in the documents relating to such transaction, or (ii) any Event of Termination under any Material Securitization Transaction shall occur and continue after the applicable grace period, if any, specified in such documents if either, pursuant to such documents, (A) the existence of such Event of Termination would automatically cause the acceleration of all indebtedness due to the purchaser or lender under such documents or (B) the existence of such Event of Termination would permit the purchaser or lender under such documents to accelerate the payment of all indebtedness due to the purchaser or lender under such documents or require the repurchase of the receivables sold thereunder and (1) such Event of Termination continues unremedied or unwaived for a period of more than ninety (90) days after the date that the Administrative Agent gives notice to the Borrower of such Event of Termination or (2) the purchaser or lender under such documents accelerates the payment of such indebtedness or requires the repurchase of the receivables sold thereunder.

§11.2.     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the Issuing Banks to issue, extend or renew Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the Unpaid Reimbursement Obligations (in an amount equal to the then Outstanding amount thereof) plus the Maximum Drawing Amount; and

(d)           exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under §§11.1(g) or (h), the obligation of each Lender to make Loans and any obligation of the Issuing Banks to issue, extend or renew Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Unpaid Reimbursement Obligations plus the Maximum Drawing Amount as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

§11.3.     Application of Funds.  After the exercise of remedies provided for in §11.2 (or after the Loans have automatically become immediately due and payable and the Unpaid Reimbursement Obligations and the Maximum Drawing Amount have automatically been required to be Cash Collateralized as set forth in the proviso to §11.2), any amounts received on account of the Obligations shall, subject to the provisions of §§4.15 and 4.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under §4) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks and amounts payable under §4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Unpaid Reimbursement Obligations and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of the Maximum Drawing Amount to the extent not otherwise Cash Collateralized by the Borrower pursuant to §3 and §4.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to §3.3 and §4.15, amounts used to Cash Collateralize the Maximum Drawing Amount pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

§12.        SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders or any of the Subsidiaries of the holding company owning such Lender to the Borrower may be applied to or set off by such Lender or such Subsidiary of the holding company owning such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of §4.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff..  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Credit Agreement or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness (except that no amounts shall be applied to documentary letters of credit) and to the Indebtedness evidenced by the Credit Agreement or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Credit Agreement, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Loans made by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Loans made by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§13.        THE ADMINISTRATIVE AGENT.

§13.1.     Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

§13.2.     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

§13.3.     Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §11.2 and §24) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §§9 or 10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

§13.4.     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to the Lenders for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§13.5.     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

§13.6.     Resignation of Administrative Agent.  (a) The Administrative Agent may at any time resign by giving fifty (50) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within fifty (50) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §13.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §13.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and §§14 and 15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Bank of America as administrative agent pursuant to this §13.6 shall also constitute its resignation as lender of the Swing Line Loans to the extent that Bank of America is acting in such capacity at such time.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swing

Line Loans and (b) the retiring lender of the Swing Line Loans shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

§13.7.     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§13.8.     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

§13.9.     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations, Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under the terms of this Credit Agreement) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

§13.10.  Guaranty Matters.  The Lenders and the Issuing Banks irrevocably authorize and direct the Administrative Agent, pursuant to and in accordance with §4.14, to release any Guarantor from its obligations under the Guaranty.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this §13.10.

§13.11.  Indemnity.  To the extent not reimbursed by the Borrower, the Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent  and its Affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) (each an “Indemnified Party”) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Indemnified Party has not been reimbursed by the Borrower as required by §14 hereof), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Letters of Credit or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Indemnified Party’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Indemnified Party’s willful misconduct, gross negligence or, in the absence of instruction or concurrence of the Required Lenders, breach of contract.

§14.        EXPENSES.

The Borrower agrees to pay (a) the Administrative Agent’s reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such Affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (e) all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs and reasonable accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Administrative Agent or any Lender in connection with the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of an Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation), and (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches.  The Borrower shall not pay the fees, expenses and disbursements incurred by any Lender other than the Administrative Agent in connection with the review and preparation of this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein.  The covenants of this §14 shall survive payment or satisfaction of all other Obligations.

§15.        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Agents, the Co-Lead Arrangers, the Lenders and their respective Affiliates, officers, directors and employees (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or the Letters of Credit, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding liabilities, losses, damages or expenses which are determined by a court of competent jurisdiction by final order to result from the gross negligence, willful misconduct or breach of contract of the Person seeking indemnification hereunder.  In litigation, or the preparation therefor, the Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems which was disseminated in connection with this Credit Agreement or the transactions contemplated hereby or for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except, in each case, to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or breach of contract relating to its treatment or handling of such IntraLinks information, electronic telecommunications or other information transmission system.  If, and to the extent that the obligations of the Borrower under this §15 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §15 shall survive payment or satisfaction in full of all other Obligations.

§16.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall survive the making by the Lenders of any of the Loans or the issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any Letter of Credit or the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, renew or extend Letters of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

§17.        SUCCESSORS AND ASSIGNS.

§17.1.     Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of §17.2, (ii) by way of participation in accordance with the provisions of §17.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §17.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §17.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

§17.2.     Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this §17.2, participations in Unpaid Reimbursement Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)           Minimum Amounts.

(i)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)           in any case not described in §17.2(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to the Administrative Agent’s rights and obligations in respect of Swing Line Loans;

(c)           Required Consents.  No consent shall be required for any assignment except to the extent required by §17.2(a)(ii) and, in addition:

(i)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender (other than an Approved Fund); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(ii)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii)          the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(d)           Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and any documents, certificates or evidence required to be delivered under §4.3.3.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(f)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(g)           Alternative Currencies.  Each assignee shall be capable of lending in all currencies available to the Borrower hereunder as of the effective date of such assignment without the imposition of any additional costs or expenses to the Borrower.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §17.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§4.3.3, 4.7, 4.8, 14 and 15, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §17.4.

§17.3.     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Head Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Unpaid Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

§17.4.     Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Unpaid Reimbursement Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second sentence of §24 that affects such Participant.  Subject to §17.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§4.3.3, 4.7 and 4.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §17.2.  To the extent permitted by law, each Participant also shall be subject to, and entitled to the benefits of, §12 as though it were a Lender.

§17.5.     Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under §4.3.3 or §4.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of §4.3.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §4.3.3(e) as though it were a Lender.

§17.6.     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

§17.7.     Resignation as Issuing Bank After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Commitment and Revolving Credit Loans pursuant to §17.2, such Issuing Bank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an Issuing Bank.  In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Issuing Bank as an Issuing Bank.  If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation issued by such Issuing Bank and all Unpaid Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to §3.3).  Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

§18.        NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required by this Credit Agreement or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrower, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 18, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)           if to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 18, or such other addresses for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)           if to any Lender, at such Lender’s address set forth on such Lender’s Administrative Questionnaire, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer and (ii) if sent by registered or certified first-class mail return receipt requested, postage prepaid, on the third Business Day following the mailing thereof.

Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to §§2 and 3 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such §§2 and 3 by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to reasonably rely and act in good faith upon any notices (including telephonic Loan Requests and Swing Line Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the directors, officers, employees, agents and advisors of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person pursuant to this §18 on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

§19.        GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS

APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN SUCH STATE AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §18 HEREOF.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§20.        HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§21.        COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

§22.        ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §24 hereof.

§23.        WAIVER OF JURY TRIAL.

Each party hereto hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

§24.        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower, the written consent of the Required Lenders and the written acknowledgment of the Administrative Agent.  Notwithstanding the foregoing, (a) the rate of interest on the Loans and the amount of any Facility Fees may not be reduced or forgiven, the term of the Loans or the Commitments may not be extended, the regularly scheduled payment date for principal or interest on the Loans, the Reimbursement Obligations or any Facility Fees may not be postponed or extended, and the Commitment Amounts of a Lender may not be increased, in each case without the written consent of the Borrower and the written consent of each Lender directly affected thereby; (b) the principal amount of any Loans or the Reimbursement Obligations may not be forgiven without the written consent of each Lender directly affected thereby; (c) this §24 may not be changed without the written consent of the Borrower and the written consent of all of the Lenders; (d) the definition of Required Lenders may not be amended without the written consent of all of the Lenders; (e) the Administrative Agent may not release any guaranty for the Obligations (except as provided in §4.14 hereof) without the written consent of all the Lenders; (f) the amount of any fees payable for the account of the Administrative Agent pursuant to the Fee Letter, any provision applicable to the Swing Line Loans and the Administrative Agent in its capacity as lender of the Swing Line Loans, and §13 hereof may not be amended without the written consent of the Administrative Agent; (g) no provision applicable to the Issuing Banks may be amended without the written consent of the Issuing Banks; and (h) §1.5 or the definition of “Alternative Currency” may not be amended without the written consent of each Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.  If any Lender does not consent to a proposed amendment, waiver or consent to release with respect to any Loan Document that requires consent of each Lender or each affected Lender and has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with §4.12; provided that such amendment, waiver, consent or release can be effected as a result of the assignment(s) contemplated by such Section.

§25.        TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

§25.1.     Confidentiality.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any Confidential Information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §25 or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners, any other regulatory authority having jurisdiction over any Lender, any of its Affiliates or the Administrative Agent (to the extent required by such Lender or such Affiliate by law or subpoena, but only to the extent permitted by applicable laws and regulations, including those applying to classified materials), or to auditors or accountants (provided such auditor or accountant has agreed to be bound by this §25), (e) to the Administrative Agent, any Lender or, solely in connection with this Credit Agreement and the transactions contemplated hereby, any Financial Affiliate (provided such Financial Affiliate has agreed in a writing enforceable by the Borrower to be bound by this §25), (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) solely in connection with this Credit Agreement and the transactions contemplated hereby, to a Lender Affiliate or a Subsidiary or Affiliate of the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (h) to any assignee or participant (or prospective assignee or participant) or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees in a writing enforceable by the Borrower to be bound by the provisions of this §25 or (i) with the consent of the Borrower.

§25.2.     Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process including, without limitation, any disclosure under §25.1(b), (d) or (f).  In addition to, and without limiting the foregoing, each of the Lenders and the Administrative Agent shall permit the Borrower to intervene in any relevant proceedings to protect its interests in the non-public information and shall provide reasonable cooperation to the Borrower, at the Borrower’s expense, in seeking to obtain such protection.  Each of the Lenders and the

Administrative Agent further agrees that if the Borrower is not successful in precluding the court or other legal body from requiring the disclosure of the non-public information, such Lender or the Administrative Agent, as the case may be, will furnish only that portion of the non-public information which it in good faith reasonably considers to be legally required and, at the request and expense of the Borrower, will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the non-public information.

§25.3.     Other.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries.  The obligations of each Lender under this §25 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

§26.        SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.  Without limiting the foregoing provisions of this §26, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, as determined in good faith by the Administrative Agent or the applicable Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

§27.        JUDGMENT CURRENCY.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the

Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

§28.        USA PATRIOT ACT NOTICE.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

§29.        NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Co-Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Co-Lead Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, no Co-Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Co-Lead Arranger or any Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and none of the Administrative Agent, any Co-Lead Arranger nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Co-Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Co-Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Co-Lead Arranger nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any Co-Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

§30.        COLLATERAL.

Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any margin stock as collateral (whether direct or indirect security) in the extension or maintenance of the credit provided for in this Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

STAPLES, INC.

By:	/s/ Lisa Scopa
	Name:	Lisa Scopa
	Title:	Vice President and Treasurer

(Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Thomas Kainamura
	Name:	Thomas Kainamura
	Title:	Vice President

(Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., as an Issuing Bank, lender of Swing Line Loans and a Lender

By:	/s/ Thomas Kainamura
	Name:	Thomas Kainamura
	Title:	Vice President

(Signature Page to Credit Agreement)

BARCLAYS BANK PLC, as an Issuing Bank and a Lender

By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

(Signature Page to Credit Agreement)

HSBC BANK USA, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Robert J. Devir
	Name:	Robert J. Devir
	Title:	Managing Director

(Signature Page to Credit Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jordan Fragiocomo
	Name:	Jordan Fragiocomo
	Title:	Director

(Signature Page to Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Barry Bergman
	Name:	Barry Bergman
	Title:	Managing Director

(Signature Page to Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher
	Name:	Conan Schleicher
	Title:	Vice President

(Signature Page to Credit Agreement)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Leslie Turkington
	Name:	Leslie Turkington
	Title:	Vice President

(Signature Page to Credit Agreement)

UNION BANK, N.A., as a Lender

By:	/s/ Ching Lim
	Name:	Ching Lim
	Title:	Vice President

(Signature Page to Credit Agreement)

SOVEREIGN BANK, as a Lender

By:	/s/ Carlos A. Calixto
	Name:	Carlos A. Calixto
	Title:	Vice President

(Signature Page to Credit Agreement)

CITIBANK N.A., as a Lender

By:	/s/ Dina Garthwaite
	Name:	Dina Garthwaite
	Title:	Vice President

(Signature Page to Credit Agreement)

SUMITOMO MITSUI BANKING CORP., NEW YORK, as a Lender

By:	/s/ Yasuhiko Imai
	Name:	Yasuhiko Imai
	Title:	Group Head

(Signature Page to Credit Agreement)

KEY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Senior Vice President

(Signature Page to Credit Agreement)

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Frederick W. Laird
	Name:	Frederick W. Laird
	Title:	Managing Director

By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director

(Signature Page to Credit Agreement)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

(Signature Page to Credit Agreement)

NATIONAL AUSTRALIA BANK LIMITED, A.B.N. 12 004 044 937, as a Lender

By:	/s/ Paul Scott
	Name:	Paul Scott
	Title:	Associate Director

(Signature Page to Credit Agreement)

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Ken Hamilton
	Name:	Ken Hamilton
	Title:	Director

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Danielle Scarola
	Name:	Danielle Scarola
	Title:	Vice President

(Signature Page to Credit Agreement)

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Todd Meller
	Name:	Todd Meller
	Title:	Managing Director

(Signature Page to Credit Agreement)

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Henrik Jensen
	Name:	Henrik Jensen
	Title:	Director, Corporate & Institutional Banking Americas

(Signature Page to Credit Agreement)

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ David B. Wirl
	Name:	David B. Wirl
	Title:	Managing Director

(Signature Page to Credit Agreement)

SCHEDULE 1

Commitments
and Applicable Percentages

LENDER	COMMITMENT	APPLICABLE PERCENTAGE
Bank of America, N.A.	$105,000,000	10.500000000%
Barclays Bank PLC	$105,000,000	10.500000000%
HSBC Bank USA, National Association	$105,000,000	10.500000000%
JPMorgan Chase Bank, N.A.	$78,500,000	7.850000000%
Wells Fargo Bank, National Association	$78,500,000	7.850000000%
U.S. Bank National Association	$48,000,000	4.800000000%
PNC Bank, National Association	$48,000,000	4.800000000%
Union Bank, N.A.	$48,000,000	4.800000000%
Sovereign Bank (Santander)	$48,000,000	4.800000000%
Citibank N.A.	$48,000,000	4.800000000%
Sumitomo Mitsui Banking Corp., New York	$32,000,000	3.200000000%
Key Bank National Association	$32,000,000	3.200000000%
Deutsche Bank AG New York Branch	$32,000,000	3.200000000%
Goldman Sachs Bank USA	$32,000,000	3.200000000%
National Australia Bank Limited, A.B.N. 12 004 044 937	$32,000,000	3.200000000%
Unicredit Bank AG, New York Branch	$32,000,000	3.200000000%
The Bank of Nova Scotia	$32,000,000	3.200000000%
WestPac Banking Corporation	$32,000,000	3.200000000%
The Bank of New York Mellon	$32,000,000	3.200000000%
TOTAL	$1,000,000,000	100.000000000%

SCHEDULE 2

Guarantors

Staples the Office Superstore, LLC

Staples the Office Superstore East, Inc.

Staples Contract & Commercial, Inc.

Staples the Office Superstore, Limited Partnership

SCHEDULE 3

Mandatory Cost Formulae

1.                                       The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                  the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                       The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent as the actual cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                                       The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”                                is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                                  is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of §4.11 and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                                  is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                                 is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                                   is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent and the Borrower to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                                 The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 3.8

Transitional Letters of Credit

None.

SCHEDULE 5.3

Title to Properties; Leases

The Borrower and its Subsidiaries are party to Capitalized Leases that are entered into in the ordinary course of business.

SCHEDULE 5.7

Litigation

None.

SCHEDULE 5.11

Employee Benefit Plans

Data Documents, Inc. Pension Plan

Data Documents, Inc. Denver Bargaining Unit Pension Plan

Data Documents, Inc. Los Angeles Bargaining Unit Pension Plan

SCHEDULE 5.13

Environmental Compliance

None.

SCHEDULE 5.15(a)

Subsidiaries, Etc.

Name of Subsidiary	Jurisdiction
3053840 Nova Scotia Company	Canada
3053841 Nova Scotia Company	Canada
3094494 Nova Scotia Company	Canada
Agawam Mill, LP	USA
Agena Inforgal S.A.	Portugal
ATG Nye Drift AS	Norway
Auxilia Graphica S.r.L.	Italy
Beijing Staples Commerce & Trade Co., Ltd.	China
Bernard France SAS	France
Buhrmann Financial Services Ltd	Ireland
Buhrmann II B.V.	Netherlands
Buhrmann Ireland Limited	Ireland
Buhrmann ISD Groupe S.A.	France
Buhrmann Office Products Austria B.V.	Netherlands
Buhrmann Paper UK Limited	United Kingdom
Buhrmann UK Leasing Limited	United Kingdom
Buhrmann-Tetterode International Hellas A.E.E.	Greece
CE Direct Pty Ltd	Australia
CEI Pty. Ltd.	Australia
CER New Zealand Limited	New Zealand
Cherokee Mill, LP	USA
Coppell Mill, LP	USA
Corporate Express Australia Ltd.	Australia
Corporate Express B.V.	Netherlands
Corporate Express Canada, Inc.	Canada
Corporate Express Document & Print Management, Inc.	USA
Corporate Express Employee Share Plan Company Pty. Ltd.	Australia
Corporate Express España SL	Spain
Corporate Express France Holding S.A.S.	France
Corporate Express France S.A.S.	France
Corporate Express Holding Iberia, SL	Spain
Corporate Express (Holdings) Ltd.	United Kingdom
Corporate Express (Irl) Limited	Ireland
Corporate Express Ltd.	United Kingdom
Corporate Express Luxembourg Finance S.A.R.L.	Luxembourg
Corporate Express Luxembourg Holding S.a.r.l.	Luxembourg

Corporate Express Luxembourg S.A.R.L.	Luxembourg
Corporate Express New Zealand Limited	New Zealand
Corporate Express (N.I.) Ltd.	United Kingdom
Corporate Express Norway Holdings AS	Norway
Corporate Express Print Management Limited	New Zealand
Corporate Express Shared Service Center (Europe) BVBA	Belgium
Corporate Express Silver Europe BV	Netherlands
Corporate Express Silver Sarl	Luxembourg
Corporate Express SRL	Italy
Corporate Express Spain Holding B.V.	Netherlands
Corporate Express Spain Holding S.L.	Spain
Corporate Express Supply Chain Pty Limited	Australia
Corporate Express Swaps US, Inc.	USA
Corporate Express Sweden Holding AB	Sweden
Corporate Express UK Holding Limited	United Kingdom
Cypress Brooklyn LLC	USA
Cypress Brooklyn II LLC	USA
Educational Experience Pty Limited	Australia
EMO AS	Norway
Fareham Developments (One) Limited	United Kingdom
Fareham Developments (Two) Limited	United Kingdom
Fimaf S.A.S.	France
Grafimat BVBA	Belgium
Grieg Kalenderforlag	Norway
Hong Kong Staples Brands Limited	Hong Kong
Idasil Investimentos Imobiliarios S.A.	Portugal
IN Designs Global, Inc.	USA
Jean Paul Guisset —JPG France SAS	France
KNP BT 1989 Limited	United Kingdom
Lebanon Mill, LP	USA
Macchingraf SRL	Italy
Maquinaria Artes Graficas Hartmann SL	Spain
Medical Arts Press, Inc.	USA
Milbro, Inc.	USA
MondOffice s.r.l.	Italy
OA365 International Company Limited	Cayman Islands
Office Net S.A.	Argentina
Officenet, B2 Express - Comercio, Servicos e Representacoes Ltda.	Brazil
Oranda AG	Switzerland

Oy Lindell AB	Finland
Peterborough, L.P.	Canada
Plantin BVBA	Belgium
Pressel AG	Switzerland
Pressel Kereskedelmi Kft.	Hungary
Pressel Post B.V.	Netherlands
Pressel Post b.v.b.a.	Belgium
Pressel Sarl	France
Pressel Sp.z.o.o.	Poland
Pressel Systems spol.s.r.o.	Czech Republic
Pressel Versand GmbH	Germany
Pressel Versand International GmbH	Austria
Quill Corporation	USA
Quill Lincolnshire, Inc.	USA
Reliable France SAS	France
Rent-a-PC SPRL i.l.	Belgium
Restructure (Vic) Pty. Ltd.	Australia
Rich Andvord Grafisk AS	Norway
SchoolKidz.com, Inc.	USA
SchoolKidz.com LLC	USA
SEC UK Delivery Limited	United Kingdom
Shanghai Staples Decoration Technology Co., Ltd.	China
SHI C.V.	Netherlands
SHN C.V.	Netherlands
Sistemas Kalamazoo S.L.	Spain
Smilemakers Canada, Inc.	USA
Smilemakers for Children Company	Canada
Smilemakers, Inc.	USA
SOM Hagerstown, Inc.	USA
Staples Acquisition B.V.	Netherlands
Staples Acquisition II B.V.	Netherlands
Staples Acquisition III B.V.	Netherlands
Staples (Asia) Investments Limited	Cayman Islands
Staples Australia Bid Company Pty Limited	Australia
Staples Australia Pty Limited	Australia
Staples Austria GmbH	Austria
Staples Brand Consulting (Shenzhen) Co., Ltd.	China
Staples Brands International Limited	Hong Kong
Staples Brasil Comercio de Materiais de Escritorio Ltd	Brazil
Staples Canada, Inc.	Canada

Staples Canada Luxco SA	Luxembourg
Staples Canada Luxco II, SA	Luxembourg
Staples (China) Investment Co., Ltd.	China
Staples Commerce & Trade Company Ltd.	China
Staples Connecticut, Inc.	USA
Staples Contract & Commercial, Inc.	USA
Staples Cyprus Holdings Limited	Cyprus
Staples Cyprus Intermediary Holdings Limited	Cyprus
Staples Delivery Limited	United Kingdom
Staples Denmark ApS	Denmark
Staples (Deutschland) GmbH	Germany
Staples Deutschland GmbH & Co. KG	Germany
Staples Dutch Management BV	Netherlands
Staples Employment Services Limited	United Kingdom
Staples Europe B.V.	Netherlands
Staples Europe Holdings, G.P.	Bermuda
Staples Europe Import B.V.	Netherlands
Staples Finland Oy	Finland
Staples France Holding SAS	France
Staples Global Markets, Inc.	USA
Staples GP, LLC	USA
Staples Hong Kong Investments Limited	Hong Kong
Staples Hungaria Kft	Hungary
Staples International B.V.	Netherlands
Staples International Group Services B.V.	Netherlands
Staples International Limited	United Kingdom
Staples Luxco S.a.r.l.	Luxembourg
Staples Mail Order UK Limited	United Kingdom
Staples Nederland Holding B.V.	Netherlands
Staples Nederland BV	Netherlands
Staples Nordic AS	Norway
Staples Norway AS	Norway
Staples NS Holdings, LLC	USA
Staples of Maryland, LLC	USA
Staples Office Centre Grosshandels GmbH & Co.KG	Germany
Staples Office Centre Verwaltungs GmbH	Germany
Staples Participations B.V.	Netherlands
Staples Partner, LLC	USA
Staples PeiPei Office (Jiangsu) Products Co. Ltd.	China
Staples Polska Sp.z.o.o.	Poland
Staples Portugal Equipamento de Escritoria, SA	Portugal

Staples Procurement & Management Services Private Limited	India
Staples Product Sourcing Group Europe, B.V.B.A.	Belgium
Staples Promotional Products Canada Ltd.	Canada
Staples Promotional Products Europe Ltd	UK
Staples Receivables, LLC	USA
Staples Retail Norway AS	Norway
Staples Security Corporation	USA
Staples Shared Service Center, LLC	USA
Staples Sweden AB	Sweden
Staples the Office Superstore East, Inc.	USA
Staples the Office Superstore, Limited Partnership	USA
Staples the Office Superstore, LLC	USA
Staples Transportation LLC	USA
Staples UK Limited	United Kingdom
Staples UK Retail Limited	United Kingdom
Staples Value, LLC	USA
Staples Verwaltungs GmbH	Germany
Teacher Direct Limited	New Zealand
Tetterode-Nederland B.V.	Netherlands
Thrive Networks, Inc.	USA
Union B.V., Exploitatie Maatschappij	Netherlands
VRG-Papier B.V.	Netherlands

SCHEDULE 5.15(b)

Joint Ventures and Partnerships

Fingraf N.V. (Belgium)

Inforgal Agena SGPS, SA (Portugal)

Shenzhen Staples Commerce & Trade Co., Ltd. (China)

Staples Future Office Products Private Limited (India)

Staples UPS Business Services (Beijing) Co. Ltd.

UB Staples Corporation Limited (Cayman)

SCHEDULE 5.16

Taxpayer Identification Numbers

Company	Taxpayer ID
Staples, Inc.	04-2896127
Staples the Office Superstore, LLC	04-3102589
Staples the Office Superstore East, Inc.	04-3176952
Staples Contract & Commercial, Inc.	04-3390816
Staples the Office Superstore, Limited Partnership	20-0672786

SCHEDULE 7.1

Existing Indebtedness

$325,000,000 Senior Term Notes, interest 7.375%, due October 2012.

$1,500,000,000 Senior Notes, interest 9.750%, due January 2014.

$500,000,000 Senior Notes, interest 7.750%, due April 2011.

AUD 200,000,000 Facility Agreement with each of Corporate Express Australia and Australia New Zealand Banking Group Limited, ANZ National Bank Limited, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation.

$80,000,000 Letter of Credit and Reimbursement Agreement between Staples, Inc. and U.S. Bank National Association and Sumitomo Bank.

EUR 100,000,000 Letter of Credit Arrangement with DeutscheBank and Staples, Inc.

Approximately $102,000,000 in the aggregate of local lines of credit entered in the ordinary course of business in China, India, Argentina, and Brazil.

SCHEDULE 7.2

Existing Liens

None.

SCHEDULE 7.3

Existing Investments

None.

SCHEDULE 18

Administrative Agent’s Office;
Certain Addresses For Notices

STAPLES, INC.:

500 Staples Drive

Framingham, Massachusetts 01702

Attention:  Treasurer

Telephone:  (508) 253-2537

Telecopier: (508) 305-3710

Electronic mail:  lisa.scopa@staples.com

Website Address:                                               www.staples.com

U.S. Taxpayer Identification Number: 04-2896127

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Loan Requests):

Bank of America, N.A.

2001 Clayton Road

Mail Code: CA4-702-02-25
Concord, CA 94520-2405

Attention: Yamila Faamausili

Telephone: (925) 675-8075

Telecopier: (888) 969-9252

Electronic Mail:  yamila.faamausili@baml.com

Account No.:3750836479

Ref:  Staples

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
335 Madison Avenue

Mail Code: NY1-503-04-03
New York, NY 10017

Attention: Steven Gazzillo

Telephone: (646) 556-0328

Telecopier: (212) 901-7842

Electronic Mail:  steven.gazzillo@baml.com

ADMINISTRATIVE AGENT AS LENDER OF SWING LINE LOANS:

Bank of America, N.A.

2001 Clayton Road

Mail Code: CA4-702-02-25
Concord, CA 94520-2405

Attention: Yamila Faamausili

Telephone: (925) 675-8075

Telecopier: (888) 969-9252

Electronic Mail:  yamila.faamausili@baml.com

Account No.:3750836479

Ref:  Staples

ABA# 026009593

ISSUING BANKS:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code:PA6-580-02-30

Scranton, PA 18507

Attention: Michael Grizzanti

Telephone: (570) 330-4214

Telecopier: (800) 755-87543

Electronic Mail:  michael.a.grizzanti@baml.com

Barclays Bank PLC

200 Park Avenue

New York, NY 10166

Attention: Letters of Credit Department / Dawn Townsend

Telephone: (201) 499-2081

Telecopier: (212) 412-5011

Electronic Mail:  dawn.townsend@barcap.com

HSBC Bank USA, National Association

452 5th Avenue

8th Floor

New York, NY 10018

Attention: Catherine Dong

Telephone: (212) 525-2456

Telecopier: (212) 642-1816

Electronic Mail:  catherine.dong@us.hsbc.com

EXHIBIT A

FORM OF LOAN REQUEST

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

[                              , 20    ]

Bank of America, N.A., as Administrative Agent
2001 Clayton Road

Mail Code: CA4-702-02-25
Concord, CA 94520-2405

Attention: Yamila Faamausili

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of November 4, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Staples, Inc. (the “Borrower”), the Lenders listed on Schedule 1 thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as the lender of Swing Line Loans, and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.2 of the Credit Agreement, we hereby request that a Loan consisting of [a Base Rate Loan in the principal amount of $                    , or a Eurocurrency Rate Loan in the currency of [                            ] and in the principal amount of                      with an Interest Period of                   ] be made on                          , 20    .  We understand that this request is irrevocable and binding on us and obligates us to accept the requested Loan on such date.

We hereby certify that (a) the aggregate outstanding principal amount of the Dollar Equivalent of Loans on today’s date, excluding this borrowing and any Loans to be repaid contemporaneously with this borrowing of Loans or other Loans made today, is $                  , the aggregate outstanding principal amount of the Swing Line Loans on today’s date, including any Swing Line Loans to be made today but excluding any Swing Line Loans to be repaid contemporaneously with this borrowing of Loans or other Loans made today, is $                  , and the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations on today’s date is $                  , (b) the aggregate outstanding principal amount of the Dollar

Equivalent of Loans denominated in Alternative Currencies on today’s date, excluding this borrowing and any such Loans to be repaid contemporaneously with this borrowing of Loans or other Loans made today, is $                  , and the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations with respect to Letters of Credit denominated in Alternative Currencies on today’s date is $                  , (c) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, (d) each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties related expressly to an earlier date[, and excluding the representation and warranty contained in §5.5 of the Credit Agreement](1)) and (e) no Default or Event of Default has occurred and is continuing.

Very truly yours,

STAPLES, INC.

By:
Name:
Title:

(1)  The bracketed language in clause (d) shall be excluded if the Senior Debt Rating is lower than the Senior Debt Rating Threshold as of the date hereof.

2

EXHIBIT B

FORM OF GUARANTY

This GUARANTY, dated as of November 4, 2010 (this “Guaranty”), by STAPLES THE OFFICE SUPERSTORE, LLC, a Delaware limited liability company, STAPLES THE OFFICE SUPERSTORE EAST, INC., a Delaware corporation, STAPLES CONTRACT & COMMERCIAL, INC., a Delaware corporation, and STAPLES THE OFFICE SUPERSTORE, LIMITED PARTNERSHIP, a Massachusetts limited partnership, and any other Person (as defined in the Credit Agreement, as defined below) that may become a Guarantor hereunder pursuant to a duly executed Joinder Agreement (as defined in the Credit Agreement) (collectively, the “Guarantors”), is in favor of (i) Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other lending institutions (collectively, the “Lenders”) which are or may become parties to that certain Credit Agreement (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), dated as of even date herewith by and among Staples, Inc. (the “Company”), the Lenders, the Administrative Agent, Bank of America as the lender of Swing Line Loans and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders, and (ii) each of the Lenders.

WHEREAS, the Company and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each of the Guarantors expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Lenders’ willingness to make any loans or otherwise extend credit to the Company under the Credit Agreement that the Guarantors execute and deliver to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a guaranty substantially in the form hereof; and

WHEREAS, the Guarantors wish to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

§1.          Definitions.  The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

§2.          Guaranty of Payment and Performance.  Each of the Guarantors hereby jointly and severally guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code.  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment.  Should the Company default in the payment or performance of any of the Obligations, the obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each of the Guarantors.  Payments by any Guarantor hereunder may be required by the Administrative Agent on any number of occasions.  All payments by the Guarantors hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent. Anything contained herein to the contrary notwithstanding, the obligations of the Guarantors hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

§3.          Guarantors’ Agreement to Pay Enforcement Costs.  Each of the Guarantors further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

§4.          Waivers by Guarantors; Lender’s Freedom to Act.  The Guarantors agree that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  Each of the Guarantors waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce

2

any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor.  To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

§5.          Unenforceability of Obligations Against Company.  If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations.  In the event that acceleration of the time for payment of any of the Obligations is stayed upon the commencement of any case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

§6.          Subrogation; Subordination.

§6.1        Waiver of Rights Against Company.  Until the final payment and performance in full of all of the Obligations, the Guarantors shall not exercise and hereby waive any rights against the Company arising as a result of payment by the Guarantors hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any such claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or

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reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantors to the Company (with respect to such claim); and the Guarantors waive any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

§6.2        Subordination.  The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations.  Each of the Guarantors agrees that, after the occurrence of any Event of Default, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been indefeasibly paid in full.  If, notwithstanding the foregoing sentence, the Guarantors shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

§6.3        Provisions Supplemental.  The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantors for the benefit of the Lenders and the Administrative Agent.

§7.          Setoff.  Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Administrative Agent, any of the Lenders or any of the Subsidiaries of the holding company owning the Administrative Agent or any Lender to any Guarantor, may be applied to or set off by the Administrative Agent, such Lender or such Subsidiary of the holding company owning the Administrative Agent or such Lender against the obligations of such Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty.

§8.          Contribution.  To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full in cash of all of the Obligations shall be entitled to recover from each other Guarantor such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Guarantor to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be an asset and property of such

4

Guarantor so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.

§9.          Further Assurances.  Each of the Guarantors agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder.  Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Guarantor concerning the financial condition of the Company and that such Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for such Guarantor to keep adequately informed of changes in the Company’s financial condition.

§10.        Termination; Reinstatement.  This Guaranty shall remain in full force and effect until the earlier of (a) the payment and performance in full of the Obligations and the termination of all credit commitments of the Administrative Agent, the Issuing Lenders, and the Lenders in respect thereof (including all outstanding Letters of Credit) or (b) with respect to one or more particular Guarantors or to all of the Guarantors, such Guarantor or Guarantors are released from their obligations hereunder in accordance with, and subject to the terms of, §4.14 of the Credit Agreement.  This Guaranty shall continue to be effective or be reinstated notwithstanding any termination under clause (a) of the preceding sentence if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

§11.        Successors and Assigns.  This Guaranty shall be binding upon each of the Guarantors, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, its Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §17 of the Credit Agreement.  The Guarantors may not assign any of their obligations hereunder.

§12.        Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent and, subject to §13.10 of the Credit Agreement, with the consent of all of the Lenders.  No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

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§13.        Notices.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of notice sent by telegraph, telecopy, facsimile or telex, when transmitted, answer back received, addressed as follows:  if to the Guarantors, at the address set forth beneath their respective signatures hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §18 of the Credit Agreement, or at such address as either party may designate in writing to the other.

§14.        Governing Law; Consent to Jurisdiction.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAWS).  Each of the Guarantors agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon such Guarantor by mail at the address specified by reference in §13 hereof. Each of the Guarantors hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

§15.        Waiver of Jury Trial.  Each of the GUARANTORS, AND THE LENDERS AND THE ADMINISTRATIVE AGENT, BY THEIR ACCEPTANCE OF THIS GUARANTY, HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.  Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each of the Guarantors (a) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §15.

§16.        Miscellaneous.  This Guaranty constitutes the entire agreement of each of the Guarantors with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

STAPLES THE OFFICE SUPERSTORE, LLC
STAPLES THE OFFICE SUPERSTORE EAST, INC.
STAPLES CONTRACT & COMMERCIAL, INC.

By:
Name:
Title:

Address:	500 Staples Drive
Framingham, MA 01702
Facsimile: 508-253-5485

STAPLES THE OFFICE SUPERSTORE, LIMITED PARTNERSHIP

By its general partner, Staples, Inc.

By:
Name:
Title:

Address:	500 Staples Drive
Framingham, MA 01702
Facsimile: 508-253-5485

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

[Date]

To the Lenders Party to the
Credit Agreement Referred to Below
c/o Bank of America, N.A, as Administrative Agent
Agency Management
335 Madison Avenue

Mail Code: NY1-503-04-03
New York, NY 10017

Attention: Steven Gazzillo

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 4, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Staples, Inc. (the “Borrower”), the Lenders listed on Schedule 1 thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as the lender of Swing Line Loans, and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders.  Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

Pursuant to [§6.4(a)] [§6.4(b)] of the Credit Agreement, the chief financial officer or treasurer of the Borrower, on behalf of the Borrower, hereby certifies to each of you as follows: (a) to the best of the undersigned’s knowledge, the financial statements delivered herewith fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries and were prepared in accordance with GAAP applied on a basis consistent with prior periods (except, in the case of quarterly statements, for provisions for footnotes and subject to year end adjustments and, in all cases, except as disclosed therein); (b) to the best of the undersigned’s knowledge, the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [year] [quarter] next preceding the date of this certificate; and (c) to the best of the undersigned’s knowledge, as of the date of this certificate, there exists no Default or Event of Default.

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

STAPLES, INC.

By:
Title:

COMPLIANCE CERTIFICATE WORKSHEET

Financial Covenants

For the period ended                 , 20

I.	Section 8.1 - Fixed Charge Coverage Ratio (reported quarterly)

For the period of four consecutive fiscal quarters then ended (the “Measurement Period”):

A. Consolidated EBIT:	$

B. Rental Expense: Obligations under store rental agreements or leases of real property (excluding Capitalized Leases and Synthetic Leases):	$

C. Sum of A plus B:	$

D. Consolidated Total Interest Expense:	$

E. Rental Expense (from B)	$

F. Sum of D plus E:	$

G. Ratio of C to F:	:1

H. Minimum required ratio for Measurement Period:	1.50 : 1

II.	Section 8.2 — Adjusted Funded Debt to Total Capitalization Ratio (reported quarterly)

A. Consolidated Adjusted Funded Debt:

1. Consolidated Total Funded Debt:

(a) Indebtedness relating to the borrowing of money or obtaining of credit:	$

(b) Deferred purchase price of assets:	$

(c) Obligations under Synthetic Leases and Capitalized Leases:	$

(d) Permitted Securitization Transactions:	$

(e) Guarantees of the above type of Indebtedness (a-d):	$

(f) Sum of (1)(a) plus (1)(b) plus (1)(c) plus (1)(d) plus (1)(e):	$

2. Rental Expense for period of 12 consecutive months then ended	$

3. A(2) multiplied by eight (8)	$

4. Sum of A(1)(f) plus A(3)	$

B. Stockholders’ Equity:	$

C. Ratio of A(4) to A(4) plus B:	:1

D. Maximum required ratio:	0.75 : 1

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower: Staples, Inc.

(1)  Select as applicable.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:

The Credit Agreement, dated as of November 4, 2010, by and among the Borrower, the Lenders listed on Schedule 1 thereto (the “Lenders”), the Administrative Agent, Bank of America, N.A. as the lender of Swing Line Loans and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(2)
$	$	%
$	$	%
$	$	%

[7. Trade Date:	](3)

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[,
lender of the Swing Line Loans and an Issuing Bank]

By:
Title:

[Consented

BARCLAYS BANK PLC, as an Issuing Bank

By:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
as an Issuing Bank

By:
Title:](4)

Staples, Inc.

By:
Title:](5)

(4)  Include if Issuing Banks’ consent is required under Credit Agreement.

(5) Include if Borrower’s consent is required under Credit Agreement.

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ANNEX 1

The Credit Agreement dated as of November 4, 2010, among Staples, Inc., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of to be an assignee under §17.2(c), (e) and (f) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to §§5.4 and 6.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of laws).

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EXHIBIT E

FORM OF SWING LINE LOAN REQUEST

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

[                         , 20    ]

Bank of America, as Administrative Agent
2001 Clayton Road

Mail Code: CA4-702-02-25
Concord, CA 94520-2405

Attention: Yamila Faamausili

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of November 4, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Staples, Inc. (the “Company”), the Lenders listed on Schedule 1 thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as the lender of Swing Line Loans, and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders.  Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.10.2 of the Credit Agreement, we hereby request that a Swing Line Loan in the principal amount of $                    , be made on [Drawdown Date].  The Swing Line Loan Maturity Date relating to such Swing Line Loan shall be [          ].  We understand that this request is irrevocable and binding on us and obligates us to accept the requested Swing Line Loan on such date.

We hereby certify that (a) the Dollar Equivalent of the aggregate outstanding principal amount of the Loans on today’s date, including amounts to be borrowed today but excluding any Loans to be repaid contemporaneously with this borrowing of Swing Line Loans or other Loans made today, is $                  , the aggregate outstanding principal amount of the Swing Line Loans as of today’s date, including this borrowing but excluding any Swing Line Loans to be repaid contemporaneously with this borrowing of Swing Line Loans or other Loans made today, is $                  , and the sum of the Maximum Drawing Amount and all Unpaid Reimbursement

Obligation on today’s date is $                , (b) we will use the proceeds of the requested Swing Line Loan in accordance with the provisions of the Credit Agreement, (c) each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties related expressly to an earlier date[, and excluding the representation and warranty contained in §5.5 of the Credit Agreement](1)) and (d) no Default or Event of Default has occurred and is continuing.

Very truly yours,

STAPLES, INC.

By:
Name:
Title:

(1)  The bracketed language in clause (c) shall be excluded if the Senior Debt Rating is lower than the Senior Debt Rating Threshold as of the date hereof.

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EXHIBIT F

JOINDER AGREEMENT AND AFFIRMATION

This Joinder Agreement and Affirmation (this “Joinder Agreement”) dated as of                                        , 20     is executed and delivered by [                                    ] (the “New Guarantor”), pursuant to §§4.14 and 6.13 of the Credit Agreement dated as of November 4, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among Staples, Inc. (the “Borrower”), the Lenders listed on Schedule 1 thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as the lender of Swing Line Loans, and as an Issuing Bank, Barclays Capital and HSBC Bank USA, National Association, as co-syndication agents for the Lenders and each as an Issuing Bank, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents for the Lenders.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such in the Credit Agreement.

WHEREAS, the New Guarantor wishes to guaranty the Borrower’s payments and performance of the Obligations and to become party to the Guaranty dated as of November 4, 2010 (the “Guaranty”) by Staples the Office Superstore, LLC, Staples The Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples the Office Superstore, Limited Partnership (collectively, the “Guarantors”) in favor of the Administrative Agent and the Lenders;

NOW THEREFORE, the New Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

§1.           Joinder to Guaranty.  The New Guarantor hereby guarantees the full and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Obligations (subject to the limitations contained in the Guaranty) and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a “Guarantor” (as defined in the Guaranty) thereunder, assuming all of the obligations and liabilities of a “Guarantor” (as defined in the Guaranty) thereunder, including without limitation, guaranteeing all Obligations arising or incurred after the Closing Date.  The New Guarantor hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original “Guarantor” (as defined in the Guaranty) thereunder, as if such New Guarantor were an original signatory thereto.

§2.           Conditions to Effectiveness.  Upon satisfaction of the following conditions, this Joinder Agreement shall be deemed effective as of the date hereof (the “Effective Date”):

(a)           Joinder Agreement.  The Administrative Agent shall have received this Joinder Agreement duly executed by the New Guarantor and this Joinder Agreement shall be in full force and effect.

(b)           Officer’s Certificate for New Guarantor.  The Administrative Agent shall have received a certificate of an authorized officer of the New Guarantor, dated as of the date hereof, certifying as to (i) its [Certificate of Partnership/Certificate of Formation /Certificate of Incorporation] certified as of a recent date by the Secretary of State of the state of its organization, including all amendments thereto, (ii) a true and correct copy of its [Partnership Agreement/Operating Agreement/By Laws], including all amendments thereto, (iii) the corporate actions taken by the New Guarantor or on its behalf authorizing the execution, delivery, and performance of this Joinder Agreement and all related documents, and (iv) the names, titles, incumbency, and specimen signatures of the officers of the New Guarantor authorized to sign this Joinder Agreement and all related documents on behalf of the New Guarantor, in form and substance satisfactory to the Administrative Agent.

(c)           Good Standing Certificate.  The Administrative Agent shall have received a certificate as to the legal existence and good standing of the New Guarantor from the Secretary of State of the state of its organization and, to the extent different, a certificate of good standing from the Secretary of State of the state where its chief headquarters are located, in each case dated as of a recent date.

(d)           Legal Opinion.  The Administrative Agent shall have received an opinion from counsel to the New Guarantor as to the due authorization and enforceability of this Joinder Agreement, the due organization, legal existence and good standing of the New Guarantor in its state of its organization, in form and substance satisfactory to the Administrative Agent.

§3.           Schedule 2 to the Credit Agreement.  Pursuant to §4.14 of the Credit Agreement, Schedule 2 to the Credit Agreement shall be replaced as of the Effective Date by Schedule 2 attached hereto.

§4.           Representations and Warranties.  The New Guarantor represents and warrants to the Administrative Agent and the Lenders that it has the requisite authority to execute and deliver this Joinder Agreement and to perform all of the obligations hereunder and of a Guarantor under the Guaranty and the Credit Agreement, and the New Guarantor hereby makes, as to itself, all of the representations and warranties made in the Guaranty and the Credit Agreement by any Guarantor.

§5.           Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of laws).

§6.           Miscellaneous.  This Joinder Agreement shall be binding upon the undersigned and its successors and assigns and shall inure to the benefit of the Lenders, the Administrative Agent and their respective successors and assigns.  This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

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2

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as a sealed instrument as of the date first set forth above.

[NEW GUARANTOR]

By:
Name:
Title:

Schedule 2